Exhibit T3E.3

MATERIAL CHANGE REPORT

1.	Name and Address of Corporation:

Sherritt International Corporation (the “Corporation” or “Sherritt”)

22 Adelaide Street West, Suite 4220

Bay Adelaide Centre – East Tower

Toronto, Ontario M5H 4E3

2.	Date of Material Change:

June 29, 2020

3.	News Release:

On June 29, 2020, a news release was issued and disseminated through the facilities of a recognized newswire service and would have been received by the securities commissions where Sherritt is a reporting issuer in the normal course of its dissemination. A copy of the news release is attached hereto as Schedule A.

4.	Summary of Material Change:

On June 29, 2020, Sherritt announced the filing of an amended version of the plan of arrangement (the “Plan of Arrangement”) pursuant to which its previously announced transaction to improve its capital structure (the “Transaction”), described in the Corporation’s management information circular dated March 6, 2020 (the “Information Circular”), is to be implemented in the Corporation’s proceedings under the Canada Business Corporations Act. The amended Plan of Arrangement reflects the amendments to the terms of the Transaction (the “Amended Terms”) announced by the Corporation in its news release on June 10, 2020. Sherritt also announced the filing of the revised form of indenture (the “New Second Lien Notes Indenture”) in respect of the new 8.50% second lien notes (the “New Second Lien Notes”) and the form of indenture (the “New Junior Notes Indenture”) in respect of the approximately $75 million of new 10.75% unsecured notes (the “New Junior Notes”), to be issued as consideration for the exchange of the Corporation’s outstanding (i) 8.00% senior unsecured debentures due 2021, (ii) 7.50% senior unsecured debentures due 2023, and (iii) 7.875% senior unsecured notes due 2025 (collectively, the “Existing Notes”) pursuant to the Plan of Arrangement, in each case also reflecting the Amended Terms. The amended version of the Plan of Arrangement, the revised form of the New Second Lien Notes Indenture incorporating the amendments to the New Second Lien Notes, and the form of New Junior Notes Indenture setting out the detailed terms of the New Junior Notes have each been made available under Sherritt’s SEDAR profile at www.sedar.com and on Sherritt’s website at www.sherritt.com. A blackline of the amended Plan of Arrangement against the version of the Plan of Arrangement appended to the Information Circular is also attached hereto as Schedule B.

The Corporation also announced on June 29, 2020, the revised date of July 23, 2020 (the “Meetings Date”) for (i) the previously postponed meeting of holders of Existing Notes (the “Noteholders”) and holders of the Corporation’s Ambatovy Joint Venture partner loans (the “CFA Lenders”, together with the Noteholders, the “Debtholders”) for Debtholders to consider and vote on a resolution (the “Debtholders’ Arrangement Resolution”) to approve the Plan of Arrangement (the “Debtholders’ Meeting”), and (ii) the previously postponed meeting of the holders of the Corporation’s common shares (the “Shareholders”) to consider and vote on a resolution (the “Stated Capital Reduction Resolution”) to approve the reduction of stated capital of the Corporation’s common shares (the “Shareholders’ Meeting”, and together with the Debtholders’ Meeting, the “Meetings”). The Debtholders’ Meeting will be held at 10:00 a.m. (Toronto time) and the Shareholders’ Meeting will be held at 11:00 a.m. (Toronto time) on the Meetings Date.

Debtholders and Shareholders that have already cast their votes in respect of the Debtholders’ Arrangement Resolution or the Stated Capital Reduction Resolution, respectively, do not need to re-submit their votes. For Debtholders and Shareholders that have not cast their votes, or who wish to change their votes, the voting deadline in respect of the Meetings has been extended to 5:00 p.m. (Toronto time) on July 21, 2020.

The early consent date by which Noteholders must vote in favour of the Plan of Arrangement in order to be eligible to receive early consent cash consideration in an amount equal to 3% of the principal amount of the Existing Notes voted in favour of the Plan of Arrangement by such early consent date and held by such Noteholders on the implementation date of the Plan of Arrangement (the “Noteholder Early Consent Cash Consideration”) as additional consideration for the exchange of their Existing Notes pursuant to the Plan of Arrangement (subject to the terms and conditions thereof) has been extended to July 13, 2020. Noteholders who previously submitted their votes in favour of the Plan of Arrangement prior to the previous early consent date of April 7, 2020 do not need to re-submit their votes in order to be eligible for Noteholder Early Consent Cash Consideration, provided such Noteholders do not withdraw or change their previously submitted votes and otherwise comply with the requirements under the Plan of Arrangement.

If the Plan of Arrangement is approved by the requisite majority at the Debtholders’ Meeting, Sherritt and its subsidiary, 11722573 Canada Ltd., will attend a hearing before the Ontario Superior Court of Justice (Commercial List) (the “Court”) on July 29, 2020 at 9:00 a.m., or on such other date as may be approved by the Court, to seek Court approval of the Plan of Arrangement.

The supplemental summary of certain Canadian federal income tax considerations in respect of the Amended Terms is attached hereto as Schedule C (the “Canadian Tax Disclosure Supplement”). The Canadian Tax Disclosure Supplement supplements the summary of certain Canadian federal income tax considerations of the Transaction located under the heading “Certain Canadian Federal Income Tax Considerations” in the Information Circular.

Paradigm Capital Inc. (“Paradigm Capital”), an independent financial advisor to the board of directors of Sherritt (the “Board of Directors”), has provided updated opinions to the Board of Directors that: (i) the Noteholders and the CFA Lenders, respectively, would be in a better position, from a financial point of view, under the Transaction, as amended by the Amended Terms, than if the Corporation were liquidated; and (ii) the Transaction, as amended by the Amended Terms, is fair, from a financial point of view, to the Corporation (the “Updated Paradigm Capital Opinions”). The Updated Paradigm Capital Opinions supplement the opinions provided by Paradigm Capital to the Board of Directors dated February 25, 2020, copies of which were included in the Information Circular. The full text of the Updated Paradigm Capital Opinions which set out, among other things, the assumptions made, information reviewed and matters considered by Paradigm Capital in rendering the Updated Paradigm Capital Opinions, as well as the limitations and qualifications the opinions are subject to, have been made available on Sherritt’s SEDAR profile at www.sedar.com and on Sherritt’s website at www.sherritt.com. A copy of the Updated Paradigm Capital Opinions is also attached hereto as Schedule D. Debtholders are urged to read the Updated Paradigm Capital Opinions in their entirety. The summaries of the Updated Paradigm Capital Opinions in this material change report are qualified in their entirety by reference to the full text of such opinions. The Updated Paradigm Capital Opinions do not constitute a recommendation to any Debtholder as to how such Debtholder should vote with respect to the Debtholders’ Arrangement Resolution.

5.	Full Description of Material Change:

5.1	Full Description of Material Change

A full description of the material change is set forth in Schedule A, which information is supplemented by the information set out in Schedule B (Blackline of Amended Version of Plan of Arrangement), Schedule C (Canadian Tax Disclosure Supplement) and Schedule D (Updated Paradigm Capital Opinions).

5.2	Disclosure for Restructuring Transactions

N/A

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102:

N/A

7.	Omitted Information:

2

N/A

8.	Executive Officer:

For further information concerning the material change described herein, please contact Ward Sellers, Senior Vice President, General Counsel and Corporate Secretary at 1 800 704 6698 (toll free from within North America) or 1 416 924 4551 (outside North America).

9.	Date of Report:

June 29, 2020

3

Schedule A

News Release

See attached.

4

NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES

OR FOR DISSEMINATION IN THE UNITED STATES

Sherritt Provides Important Information and Update on Key Dates for

its Transaction to Improve its Capital Structure and Stakeholder

Meetings

Toronto, ON, June 29, 2020—Sherritt International Corporation (“Sherritt” or the “Corporation”) (TSX:S) announced today the filing of an amended version of the plan of arrangement (the “Plan of Arrangement”) pursuant to which its previously announced transaction to improve its capital structure (the “Transaction”), described in the Corporation’s management information circular dated March 6, 2020 (the “Information Circular”), is to be implemented in the Corporation’s proceedings under the Canada Business Corporations Act (the “CBCA”). The amended Plan of Arrangement reflects the amendments to the terms of the Transaction (the “Amended Terms”) announced by the Corporation in its news release on June 10, 2020 (the “June 10 News Release”). Sherritt has also filed the revised form of New Second Lien Notes Indenture (as defined below) and the form of New Junior Notes Indenture (as defined below), in each case also reflecting the Amended Terms.

In addition, the Corporation also announced today the revised date of July 23, 2020 (the “Meetings Date”) for (i) the previously postponed meeting of Debtholders (as defined below) for Debtholders to consider and vote on a resolution (the “Debtholders’ Arrangement Resolution”) to approve the Plan of Arrangement (the “Debtholders’ Meeting”), and (ii) the previously postponed meeting of the holders of the Corporation’s common shares (the “Shareholders”) to consider and vote on a resolution (the “Stated Capital Reduction Resolution”) to approve the reduction of stated capital of the Corporation’s common shares (the “Shareholders’ Meeting”, and together with the Debtholders’ Meeting, the “Meetings”). The Debtholders’ Meeting will be held at 10:00 a.m. (Toronto time) and the Shareholders’ Meeting will be held at 11:00 a.m. (Toronto time) on the Meetings Date. In consideration of COVID-19 and to ensure the health and welfare of our securityholders, employees and other stakeholders, the Meetings will be held in a virtual only format.

In aggregate, Noteholders (as defined below) holding approximately $100 million of Existing Notes (as defined below) have entered into support agreements with the Corporation (the “Support Agreements”), pursuant to which such Noteholders have agreed to vote in favour of the Plan of Arrangement (the “Supporting Noteholders”). The approximately $100 million of Existing Notes held by the Supporting Noteholders to be voted in favour of the Plan of Arrangement are in addition to the approximately $230 million of Existing Notes that have been voted in favour of the Plan of Arrangement as at the end of April 7, 2020.

Debtholders and Shareholders who have already cast their votes in respect of the Debtholders’ Arrangement Resolution or the Stated Capital Reduction Resolution, respectively, do not need to re-submit their votes. For Debtholders and Shareholders who have not cast their votes, or who wish to change their votes, the voting deadline in respect of the Meetings has been extended to 5:00 p.m. (Toronto time) on July 21, 2020 (the “Voting Deadline”).

The early consent date by which Noteholders must vote in favour of the Plan of Arrangement in order to be eligible to receive Noteholder Early Consent Cash Consideration (as defined below) as additional consideration for the exchange of their Existing Notes pursuant to the Plan of Arrangement (subject to the terms and conditions thereof) has been extended to July 13, 2020 (the “Early Consent Date”). Noteholders who previously submitted their votes in favour of the Plan of Arrangement prior to the previous early consent date of April 7, 2020 do not need to re-submit their votes in order to be eligible for Noteholder Early Consent Cash Consideration, provided such Noteholders do not withdraw or change their previously submitted votes and otherwise comply with the requirements under the Plan of Arrangement.

Amendments to the Transaction and Plan of Arrangement and Filing of Related Documents

The terms of the Transaction announced on February 26, 2020 and key related information are set out in detail in the Information Circular previously mailed to Debtholders and Shareholders as at the record date of March 6, 2020 (the “Record Date”) and made available on Sherritt’s SEDAR profile at www.sedar.com and on Sherritt’s website at www.sherritt.com. In addition, the Amended Terms are set out in the June 10 News Release.

In connection with the Amended Terms, the Corporation has made available the following documents on Sherritt’s SEDAR profile at www.sedar.com and/or on Sherritt’s website at www.sherritt.com:

•	the amended Plan of Arrangement and a blackline of the amended Plan of Arrangement to the version included in the Information Circular;

•

the amended form of new second lien notes indenture (the “New Second Lien Notes Indenture”) pursuant to which the new 8.50% second lien notes (the “New Second Lien Notes”) will be issued to Noteholders by Sherritt as partial consideration in exchange for the Corporation’s outstanding (i) 8.00% senior unsecured debentures due 2021, (ii) 7.50% senior unsecured debentures due 2023, and (iii) 7.875% senior unsecured notes due 2025 (collectively, the “Existing Notes”) pursuant to the Plan of Arrangement, and a blackline of the revised form of New Second Lien Notes Indenture to the version filed by Sherritt on SEDAR on March 24, 2020; and

•

the form of new junior notes indenture (the “New Junior Notes Indenture”, and together with the New Second Lien Notes Indenture, the “Indentures”) pursuant to which the new 10.75% unsecured notes (the “New Junior Notes”) will be issued to Noteholders by Sherritt as additional consideration in exchange for the Existing Notes pursuant to the Plan of Arrangement.

In addition to the Amended Terms discussed in the June 10 News Release, the Indentures also reflect, as applicable, that Sherritt’s subsidiary, CNWL Oil (España), S.A., will not be a guarantor and will be an unrestricted subsidiary pursuant to the terms of the Indentures, and that Sherritt’s subsidiary, SICOG Oil and Gas Limited (formerly Sherritt International (Cuba) Oil and Gas Limited), will not deliver security in connection with its guarantee of the New Second Lien Notes. CNWL Oil (España), S.A. will also not guarantee, and SICOG Oil and Gas Limited will not deliver security in connection with its guarantee of, Sherritt’s bank facility.

Certain key terms of the New Junior Notes are also set out in a Schedule to this news release.

The summary of the Amended Terms, the amended terms of the New Second Lien Notes and the terms of the New Junior Notes described in the June 10 News Release and this news release is not intended to be complete in and of itself. Debtholders are urged to review in detail the amended Plan of Arrangement, the amended form of New Second Lien Notes Indenture and the form of New Junior Notes Indenture for the detailed terms of the Transaction, the New Second Lien Notes and the New Junior Notes. The summary information contained in the June 10 News Release and this news release is qualified in its entirety by reference to the detailed information contained in the amended Plan of Arrangement, the amended form of New Second Lien Notes Indenture and the form of New Junior Notes Indenture made available on Sherritt’s SEDAR profile and on Sherritt’s website.

Certain Canadian Federal Income Tax Considerations

Debtholders and Shareholders are urged to carefully read the summary of certain Canadian federal income tax considerations of the Transaction located under the heading “Certain Canadian Federal Income Tax Considerations” in the Information Circular, as supplemented by the Material Change Report of the Corporation filed on or about the date hereof in connection with the Amended Terms, and to consult their own tax advisors for advice as to the tax considerations in respect of the Transaction having regard to their particular circumstances.

Opinions of Paradigm Capital

Paradigm Capital Inc. (“Paradigm Capital”), an independent financial advisor to the board of directors of Sherritt (the “Board of Directors”), has provided updated opinions to the Board of Directors that: (i) the Noteholders and the CFA Lenders (as defined below), respectively, would be in a better position, from a financial point of view, under the Transaction, as amended by the Amended Terms, than if the Corporation were liquidated; and (ii) the Transaction, as amended by the Amended Terms, is fair, from a financial point of view, to the Corporation (the “Updated Paradigm Capital Opinions”).

The Updated Paradigm Capital Opinions supplement the opinions provided by Paradigm Capital to the Board of Directors dated February 25, 2020, copies of which were included in the Information Circular. The full text of the Updated Paradigm Capital Opinions which set out, among other things, the assumptions made, information reviewed and matters considered by Paradigm Capital in rendering the Updated Paradigm Capital Opinions, as well as the limitations and qualifications the opinions are subject to, are attached as Schedule D to the Material Change Report of the Corporation filed on or about the date hereof and have been made available on Sherritt’s SEDAR profile at www.sedar.com and on Sherritt’s website at www.sherritt.com. Debtholders are urged to read the Updated Paradigm Capital Opinions in their entirety. The summaries of the Updated Paradigm Capital Opinions in this news release are qualified in their entirety by reference to the full text of such opinions. The Updated Paradigm Capital Opinions do not constitute a recommendation to any Debtholder as to how such Debtholder should vote with respect to the Debtholders’ Arrangement Resolution.

Sherritt and Board of Directors’ Recommendation

Sherritt believes that the Transaction is in the best interests of the Corporation and its stakeholders considering all current circumstances. Sherritt believes that the Amended Terms provide additional benefits to the holders of the Existing Notes, are fair and reasonable, and are in the best interests of the Corporation and its stakeholders in the circumstances. Sherritt and its

Board of Directors recommend that all affected Debtholders vote in favour of the amended Plan of Arrangement to implement the Transaction.

Court Approval and Implementation

If the Plan of Arrangement is approved by the requisite majority at the Debtholders’ Meeting, Sherritt and its subsidiary, 11722573 Canada Ltd. (collectively the “Applicants”), will attend a hearing before the Ontario Superior Court of Justice (Commercial List) (the “Court”) on July 29, 2020 at 9:00 a.m., or on such other date as may be approved by the Court, to seek Court approval of the Plan of Arrangement.

Completion of the Transaction pursuant to the Plan of Arrangement will be subject to, among other things, approval of the Plan of Arrangement by the requisite majority of the Debtholders at the Debtholders’ Meeting, approval of the Plan of Arrangement by the Court and the satisfaction or waiver of the other applicable conditions precedent to the Plan of Arrangement. If all requisite approvals are obtained and the other conditions to completion of the Transaction are satisfied or waived, it is expected that the Transaction will be completed at the end of August 2020. Upon implementation, the Plan of Arrangement would bind all Debtholders of the Corporation.

As part of the Court approval of the Plan of Arrangement, the Applicants expect to seek a permanent waiver of potential defaults resulting from the commencement of the CBCA proceedings or the steps or transactions related to the CBCA proceedings or Transaction, on the terms set forth in the Plan of Arrangement.

Extension of the Early Consent Date

In connection with the amendments to the Plan of Arrangement, and in order to provide holders of the Existing Notes (“Noteholders”) with additional time to become entitled to receive early consent cash consideration in an amount equal to 3% of the principal amount of the Existing Notes voted in favour of the Plan of Arrangement by the Early Consent Date and held by such Noteholders on the implementation date of the Plan of Arrangement (the “Noteholder Early Consent Cash Consideration”) as additional consideration for the exchange of their Existing Notes pursuant to the Plan of Arrangement, the Corporation is extending the Early Consent Date to July 13, 2020. Noteholders must vote in favour of the Plan of Arrangement before 5:00 p.m. (Toronto time) on the Early Consent Date, and otherwise comply with the requirements under the Plan of Arrangement, in order to be eligible to receive Noteholder Early Consent Cash Consideration pursuant to the Plan of Arrangement. Noteholders who previously submitted their votes in favour of the Plan of Arrangement prior to the previous early consent date of April 7, 2020 will not be required to re-submit their votes in order to be eligible for Noteholder Early Consent Cash Consideration, provided such Noteholders do not withdraw or change their previously submitted votes and otherwise comply with the requirements under the Plan of Arrangement.

Further information regarding the Noteholder Early Consent Cash Consideration is also set out in the Information Circular. Noteholders with questions regarding early consent matters are reminded that they may contact Kingsdale Advisors, the Corporation’s proxy, information and exchange agent (the “Proxy, Information and Exchange Agent”), by telephone at 1-800-749-9197 or 416-867-2272, or by email at contactus@kingsdaleadvisors.com.

Meetings

On April 8, 2020, Sherritt announced that, in connection with ongoing discussions with key stakeholders in respect of the Transaction, it had postponed the Meetings. The Debtholders’ Meeting will now be held at 10:00 a.m. Toronto time) on July 23, 2020 and the Shareholders’ Meeting will now be held at 11:00 a.m. (Toronto time) on July 23, 2020.

The Debtholders’ Meeting is being held for Debtholders to consider and vote upon the Debtholders’ Arrangement Resolution, and the Shareholders’ Meeting is being held for Shareholders to consider and vote upon the Stated Capital Reduction Resolution. As described in the Information Circular, the reduction of stated capital of the Corporation’s common shares to $575 million (the “Stated Capital Reduction”) is a preliminary step to the implementation of the Transaction.

All Noteholders and holders of the Corporation’s Ambatovy Joint Venture partner loans (the “CFA Lenders” and, collectively with the Noteholders, the “Debtholders”) will vote as one class in respect of the Plan of Arrangement at the Debtholders’ Meeting. The aggregate principal amount of debt held by all Debtholders entitled to vote on the Plan of Arrangement as one class at the Debtholders’ Meeting is approximately $733 million.

Procedures for Voting Before the Meetings, and for Attending and Voting at the Meetings

On March 24, 2020, the Corporation announced that due to the impact of COVID-19 and the need to ensure the health and welfare of our securityholders, employees and other stakeholders, the Meetings would be held in a virtual only format whereby parties may attend and participate in the Meetings via live audio webcast.

Set out below are the procedures to be followed to vote before, vote at and attend each Meeting. The procedures outlined below supersede the procedures set out in the Corporation’s news release dated March 24, 2020.

Debtholders and Shareholders who have already cast their votes in respect of the Debtholders’ Arrangement Resolution or the Stated Capital Reduction Resolution, respectively, do not need to re-submit their votes.

How to Vote Before the Meetings and Voting Deadline

The holding of the Meetings in a virtual format does not impact the ability of Debtholders or Shareholders as of the Record Date to vote in advance of their respective Meeting. The steps for voting by proxy in advance of the Meetings remain as set forth in the Corporation’s Information Circular, subject to the revised Early Consent Date and revised Voting Deadline discussed above.

Debtholders and Shareholders who have already cast their votes in respect of the Debtholders’ Arrangement Resolution or the Stated Capital Reduction Resolution, respectively, do not need to re-submit their votes. For Debtholders and Shareholders as at the Record Date who have not cast their votes, or who wish to change their votes, the deadline to submit their proxies or voting instructions in order to vote by proxy on the items to be considered at the applicable Meeting is 5:00 p.m. (Toronto time) on the Voting Deadline of July 21, 2020.

Sherritt has designated the individuals named on the proxy, voting information and/or election forms previously distributed to Debtholders and Shareholders, as applicable, as persons whom a Debtholder or Shareholder may appoint as their proxyholders for the applicable Meeting. The individuals named in the proxy, voting information and/or election forms are directors and/or officers of the Corporation. If a Debtholder or Shareholder wishes to appoint an individual not named on the relevant proxy, voting information and/or election form (including himself or herself) to represent such Debtholder or Shareholder at the applicable Meeting that the Debtholder or Shareholder is entitled to attend, such Debtholder or Shareholder must follow the instructions set out below under “How to Appoint a Proxyholder”.

Before the Debtholders’ Meeting, Noteholders as of the Record Date, or those who have acquired beneficial ownership of Existing Notes prior to the Voting Deadline (or such earlier date as their bank, broker or other intermediary (collectively, “Intermediaries”) may advise), may vote in accordance with the instructions provided on the Noteholder voting information and election form (the “Noteholder VIEF”). In order to cast a vote at the Debtholders’ Meeting by proxy, beneficial Noteholders must submit to their respective Intermediaries by the Voting Deadline, or such earlier deadline as their Intermediary may advise, their duly completed Noteholder VIEF (or such other documentation or information as their Intermediary may customarily request for purposes of obtaining voting and election instructions) in accordance with the instructions set forth in the Noteholder VIEF and any instructions provided by the Intermediary or the Proxy, Information and Exchange Agent, as applicable.

As described in the Information Circular, beneficial Noteholders shall be deemed to transfer their rights to vote on the Debtholders’ Arrangement Resolution and attend the Debtholders’ Meeting associated with their Existing Notes upon the transfer of their beneficial ownership of such Existing Notes to any transferee of such Existing Notes on or prior to the Voting Deadline, or such earlier date as their Intermediary may advise.

Before the Debtholders’ Meeting, CFA Lenders as of the Record Date may vote in accordance with the instructions provided on the CFA Lender proxy, voting and election form. In order to cast a vote at the Debtholders’ Meeting by proxy, CFA Lenders must submit to the Proxy, Information and Exchange Agent, by the Voting Deadline, their duly completed CFA Lender proxy, voting and election form in accordance with the instructions set forth in such form. CFA Lenders must also submit their election for consideration under the Plan of Arrangement by the Voting Deadline (as described further in CFA Lender proxy, voting and election form and the Information Circular).

Before the Shareholders’ Meeting, registered and non-registered Shareholders may vote in accordance with the instructions provided on the Shareholder proxy or voting instruction form, as applicable, using one of the available methods described therein. Registered Shareholders may submit their proxy to AST Trust Company (Canada) (the “Transfer Agent”) in accordance with the details provided in the Information Circular. In order to be effective, Shareholder proxies or voting instruction forms, as applicable, must be received by the Transfer Agent prior to the Voting Deadline.

Intermediaries that hold Existing Notes or common shares of Sherritt on a securityholder’s behalf may have internal deadlines that require such securityholders to submit their votes by an earlier date in advance of the Early Consent Date and/or Voting Deadline, as applicable, and may have internal requirements for the submission of voting instructions. Such securityholders are encouraged to contact their Intermediaries directly to confirm any such internal deadlines or voting instruction requirements.

Debtholders and Shareholders should refer to the Information Circular, which has been mailed to Debtholders and Shareholders and is also available on SEDAR (www.sedar.com) and Sherritt’s website (www.sherritt.com), for additional information and instructions with respect to the process for submitting voting and election instructions and eligibility for Noteholder Early Consent Cash Consideration, as applicable. Debtholders and Shareholders with any questions are also encouraged to contact Kingsdale Advisors, the Corporation’s Proxy, Information and Exchange Agent, at the contact information provided in this news release.

Entitlement to Attend and Vote at the Virtual Meetings

Debtholders and Shareholders who have already cast their votes in respect of the Debtholders’ Arrangement Resolution or the Stated Capital Reduction Resolution, respectively, do not need to re-submit their votes. Debtholders and Shareholders who have not cast their votes, or who wish to change their votes, are encouraged to vote by proxy in advance of the applicable Meeting as discussed above, by following the instructions on the proxy, voting information and/or election forms previously distributed to Debtholders and Shareholders, as applicable. Such Debtholders and Shareholders, along with all other non-registered Shareholders (who hold their common shares through an Intermediary), Noteholders and CFA Lenders who have not duly appointed themselves as their own representatives for the applicable Meeting will be able to attend such Meeting as guests and submit questions in writing. Guests of a Meeting will not be able to vote at such Meeting.

Debtholders as of the Record Date, or those Noteholders who have acquired beneficial ownership of Existing Notes prior to the Voting Deadline (or such earlier date as their Intermediaries may advise), that in each case have duly appointed themselves as their proxyholder, or their duly appointed proxyholders, will be entitled to attend the Debtholders’ Meeting, submit questions in writing and vote on the Debtholders’ Arrangement Resolution, all in real time, online at https://web.lumiagm.com/104887086.

Registered Shareholders as of the Record Date or their duly appointed proxyholders, and non-registered Shareholders (who hold their common shares through an Intermediary) who have duly appointed themselves as their proxyholder, or their duly appointed proxyholders, will be entitled to attend the Shareholders’ Meeting, submit questions in writing and vote on the Stated Capital Reduction, all in real time, online at https://web.lumiagm.com/196537476.

See also “How to Attend the Virtual Only Meetings” below for additional information.

How to Vote at the Meetings

Debtholders

Noteholders and CFA Lenders who wish to vote or have a proxyholder vote on their behalf at the Debtholders’ Meeting may do so by logging in, or having such proxyholder log in, as applicable, to the Debtholders’ Meeting using the control number to be obtained by contacting the Proxy, Information and Exchange Agent and voting by completing an online ballot, as further described below under “How to Attend the Virtual Only Meeting”, and following any additional instructions provided at the Meeting. If you are a Noteholder or CFA Lender and wish to vote at the Debtholders’ Meeting, or have a proxyholder do so on your behalf, you MUST insert your own name or the name of your proxyholder, as applicable, in the space provided on your applicable voting instruction and election form (or in the case of a beneficial Noteholder, provide such other documentation or information as may be required by your Intermediary) and follow any other instructions provided by your Intermediary or the Proxy, Information and Exchange Agent as applicable. You MUST ALSO register yourself as your proxyholder, or have your chosen proxyholder register themselves, as applicable, as described below under “How to Appoint a Proxyholder”. By doing so, you are instructing your Intermediary or the Proxy, Information and Exchange Agent, as applicable, to appoint you or another person as your proxyholder. It is important that you comply with the signature and return instructions provided by your Intermediary or the Proxy, Information and Exchange Agent, as applicable. All appointments must be received by the Proxy, Information and Exchange Agent on the Voting Deadline of July 21, 2020, and before 5:00 p.m. (Toronto time) on July 21, 2020.

Noteholders and CFA Lenders who wish to vote at the Debtholders’ Meeting and have not duly appointed themselves as proxyholder, as described below under “How to Appoint a Proxyholder”, will not be able to obtain a control number and will not be able to vote at the Debtholders’ Meeting but will be able to attend the Debtholders’ Meeting as guests.

Noteholders who wish to appoint a proxyholder (other than the individuals designated by the Corporation on the Noteholder VIEF) to vote at the Debtholders’ Meeting, will not have their voting instructions executed or tabulated until the Debtholders’ Meeting. Accordingly, the voting instructions of such Noteholders will not have been properly delivered prior to the Early Consent Date and such Noteholders will NOT be eligible to receive Noteholder Early Consent Cash Consideration even if such Noteholders vote in favour of the Debtholders’ Arrangement Resolution.

Shareholders

Registered Shareholders who have voted prior to the Shareholders’ Meeting need not vote at the Shareholders’ Meeting to have such vote counted. Registered Shareholders who wish to vote at the Shareholders’ Meeting may do so by logging in to the Shareholders’ Meeting using the individual control number included on the Shareholder form of proxy distributed to each such registered Shareholder and voting by completing an online ballot, as further described below under “How to Attend the Virtual Only Meeting”, and following any additional instructions provided at the Meeting.

Non-registered Shareholders who wish to vote at the Shareholders’ Meeting, or either registered or non-registered Shareholders wishing to have a proxyholder vote on their behalf, may do so by logging in, or having such proxyholder log in, as applicable, to the Shareholders’ Meeting using the control number to be obtained by contacting the Transfer Agent and voting by completing an online ballot, as further described below under “How to Attend the Virtual Only Meeting”, and following any additional instructions provided at the Meeting. If you are a non-registered Shareholder and wish to vote at the Shareholders’ Meeting, or if you are a non-registered or registered Shareholder and wish to have a proxyholder do so on your behalf, you MUST insert your own name or the name of your proxyholder, as applicable, in the space provided on the form of proxy or voting instruction form sent to you by your Intermediary or the Transfer Agent, as applicable, and follow all of the instructions provided by your Intermediary or the Transfer Agent, as applicable. If you are a non-registered Shareholder, you MUST ALSO register yourself as your proxyholder, or if you are a non-registered or registered Shareholder, have your chosen proxyholder register themselves, as applicable, as described below under “How to Appoint a Proxyholder”. By doing so, you are instructing your Intermediary or the Transfer Agent, as applicable, to appoint you or another person, as applicable, as your proxyholder. It is important that you comply with the signature and return instructions provided by your Intermediary or the Transfer Agent, as applicable. All appointments must be received by the Transfer Agent with sufficient time in advance of the Voting Deadline of 5:00 p.m. (Toronto time) on July 21, 2020 in order for Shareholders or their proxyholders, as applicable, to also telephone the Transfer Agent to register and obtain a control number for the Shareholders’ Meeting prior to the Voting Deadline (see “How to Appoint a Proxyholder” below).

Non-registered Shareholders who have not duly appointed themselves as proxyholder, as described below under “How to Appoint a Proxyholder”, will not be able to obtain a control number and will not be able to vote at the Shareholders’ Meeting but will be able to attend the Shareholders’ Meeting as guests.

How to Appoint a Proxyholder

Sherritt has designated the individuals named on the proxy, voting information and/or election forms previously distributed to Debtholders and Shareholders, as applicable, as persons whom a Debtholder or Shareholder may appoint as their proxyholders at the applicable Meeting. The individuals named in the proxy, voting information and/or election forms are directors and/or officers of the Corporation. The following applies to Debtholders and Shareholders who wish to appoint a person other than the individuals designated by the Corporation in the relevant proxy, voting information and/or election form, including Debtholders and Shareholders who wish to appoint themselves as proxyholder (each, a “third-party proxyholder”) to attend, participate or vote at the applicable Meeting.

Debtholders

Debtholders who wish to appoint a third-party proxyholder (including Noteholders and CFA Lenders who wish to appoint themselves) to attend, participate and vote at the Debtholders’ Meeting as their proxyholder must follow the steps below. Failure to do so will result in such proxyholder not receiving a control number that is required to vote at the Debtholders’ Meeting and only being able to attend as a guest.

•

Step 1: Submit your Noteholder VIEF or CFA Lender proxy, voting and election form, as applicable. To appoint a third-party proxyholder, insert that person’s name in the blank space provided in the Noteholder VIEF or CFA Lender proxy, voting and election form, as applicable (or in the case of a beneficial Noteholder, provide such other documentation or information as may be required by your Intermediary), and follow the instructions for submitting such form to your Intermediary or the Proxy, Information and Exchange Agent, as applicable, prior to the Voting Deadline. The Noteholder VIEF must include a medallion guarantee from your Intermediary as of July 21, 2020, to verify the principal amount of Existing Notes held, underlying your voting entitlement as at July 21, 2020. Therefore, a Noteholder VIEF appointing a third-party proxyholder must be sent to the Proxy, Information and Exchange Agent only on July 21, 2020, and before 5:00 p.m. (Toronto time) on July 21, 2020. The Noteholder VIEF can be sent to the Proxy, Information and Exchange Agent via email (provided that the Noteholder VIEF has been scanned in colour and is clearly legible). This must be completed before contacting the Proxy, Information and Exchange Agent for a control number, which is an additional step to be completed by the third-party proxyholder once you have submitted your Noteholder VIEF or CFA Lender proxy, voting and election form, as applicable.

•

Step 2: Registration of proxyholder and obtaining a control number. Your third-party proxyholder must telephone the Proxy, Information and Exchange Agent at 1-800-749-9197 or 416-867-2272 to obtain a control number via telephone or email, which will serve as their login credentials at the virtual Debtholders’ Meeting. If you are a Noteholder, this must occur after the Voting Deadline and prior to the Debtholders’ Meeting. If you are a CFA Lender, this must occur at any time following the submission of your duly completed CFA Lender proxy, voting and election form and prior to the Debtholders’ Meeting. Without a control number, proxyholders will not be able to vote at the Debtholders’ Meeting but will be able to participate as a guest.

Noteholders and CFA Lenders wishing to appoint a third-party proxyholder are strongly advised to contact the Proxy, Information and Exchange Agent for information and assistance with the above process.

Shareholders

Shareholders who wish to appoint a third-party proxyholder (including non-registered Shareholders who wish to appoint themselves) to attend, participate and vote at the Shareholders’ Meeting as their proxyholder and vote their common shares must follow the steps below. Failure to do so will result in such proxyholder not receiving a control number that is required to vote at the Shareholders’ Meeting and only being able to attend as a guest.

•

Step 1: Submit your form of proxy or voting instruction form: To appoint a third-party proxyholder, insert that person’s name in the blank space provided in the form of proxy or voting instruction form and follow the instructions for submitting such form to the Transfer Agent prior to the Voting Deadline. This must be completed before registering such proxyholder, which is an additional step to be completed by the third-party proxyholder once you have submitted your form of proxy or voting instruction form.

•

Step 2: Registration of proxyholder and obtaining control number: You must also register the third-party proxyholder by contacting AST at 1-866-751-6315 (within North America) or 212-235-5754 (outside North America) by no later than the Voting Deadline and provide AST with the required proxyholder contact information, so that AST may provide the proxyholder with a control number via email, which will be required to log in to the Shareholders’ Meeting. Without a control number, proxyholders will not be able to vote at the Shareholders’ Meeting but will be able to participate as a guest.

If you are a non-registered Shareholder located in the United States and you wish to vote at the Shareholders’ Meeting or appoint a third party as your proxyholder you must first obtain a valid legal proxy from your Intermediary and then you must register with the Transfer Agent. First, follow the instructions from your Intermediary to request a legal proxy form. After obtaining a valid legal proxy from your Intermediary, to then register yourself or your proxyholder to vote at the Shareholders’ Meeting, you must submit a copy of your duly completed legal proxy to the Transfer Agent. Legal proxies should be returned by mail to AST Trust Company (Canada), Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1 and must be labeled “Legal Proxy”. In addition, you or your proxyholder MUST ALSO contact AST at 1-866-751-6315 (within North America) or 1 (212) 235-5754 (outside of North America) by no later than the Voting Deadline of 5:00 p.m. (Toronto time) on July 21, 2020 to receive a control number via e-mail. Failing to complete the foregoing steps will result in you or your proxyholder, as applicable, not receiving a control number, which is required to vote at the Shareholders’ Meeting. Without a control number you will only be able to log in to the Shareholders’ Meeting as a guest and will not be able to vote.

How to Attend the Virtual Only Meetings

Attending the Debtholders’ Meeting or the Shareholders’ Meeting online enables registered Shareholders or their duly appointed proxyholders, and Noteholders, CFA Lenders and non-registered Shareholders who have duly appointed themselves as proxyholder, or their duly appointed proxyholders, to participate at, submit questions in writing and vote at the applicable Meeting, all in real time.

Guests, including Noteholders, CFA Lenders and non-registered Shareholders who have not duly appointed a third-party proxyholder, can log in to the applicable Meeting as set out below. Guests can listen to the applicable Meeting and submit questions in writing, but are not able to vote at such Meeting.

•

Debtholders can log in online to the Debtholders’ Meeting at https://web.lumiagm.com/104887086 and Shareholders can log in online to the Shareholders’ Meeting at https://web.lumiagm.com/196537476 We recommend that you log in at least one hour before the applicable Meeting starts.

•	Click “Login” and then enter your control number and Password “sherritt2020” (case sensitive).

OR

•	Click “Guest” and then complete the online form.

Registered Shareholders: The control number located on your form of proxy is your control number.

Registered Shareholders appointing a third-party proxyholder, non-Registered Shareholders and Debtholders: A control number to vote at the applicable Meeting can be obtained by following the instructions described in “How to Appoint a Proxyholder” above.

If you attend a Meeting online, it is important that you are connected to the internet at all times during the applicable Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the applicable Meeting. You should allow ample time to check into the applicable Meeting online and complete the related procedure.

Debtholders and Shareholders with questions about the Transaction, the virtual Meetings, voting at the applicable Meeting and/or eligibility for the Noteholder Early Consent Cash Consideration, as applicable, are reminded that they may contact Kingsdale Advisors, the Corporation’s Proxy, Information and Exchange Agent, by telephone at 1-800-749-9197 or 416-867-2272, or by email at contactus@kingsdaleadvisors.com.

Additional Information and Materials

Additional information and materials in respect of the Transaction (including the Amended Terms) are available on Sherritt’s website under its “Balance Sheet Initiative – Details” page

(https://www.sherritt.com/English/Investor-Relations/Balance-Sheet-Initiative-Details/default.aspx) including, among others:

•	Information Circular

•	June 10 News Release

•	Material Change Report dated June 10, 2020 in connection with the June 10 News Release

•	Material Change Report dated on or about the date hereof in connection with this news release

•	Presentation on Balance Sheet Initiative and Amended Terms

•	Copies of the Plan of Arrangement, form of New Second Lien Notes Indenture and form of New Junior Notes Indenture

This news release is not an offer of securities for sale in the United States. The securities to be issued pursuant to the Transaction have not been and will not be registered under the U.S. Securities Act of 1933 (the “1933 Act”), or the securities laws of any state of the United States, and may not be offered or sold within the United States except pursuant to an exemption from the registration requirements of the 1933 Act. The securities to be issued pursuant to the Transaction will be issued and distributed in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act (and similar exemptions under applicable state securities laws).

About Sherritt

Sherritt is a world leader in the mining and refining of nickel and cobalt from lateritic ores with projects, operations and investments in Canada, Cuba and Madagascar. The Corporation is the largest independent energy producer in Cuba, with extensive oil and power operations across the island. Sherritt licenses its proprietary technologies and provides metallurgical services to mining and refining operations worldwide. The Corporation’s common shares are listed on the Toronto Stock Exchange under the symbol “S”.

For more information, please contact:

Joe Racanelli, Director of Investor Relations

Telephone: 416-935-2457

Email: investor@sherritt.com

www.sherritt.com

Forward-Looking Statements

This news release contains certain forward-looking statements. Forward-looking statements can generally be identified by the use of statements that include such words as “believe”, “expect”, “anticipate”, “intend”, “plan”, “forecast”, “likely”, “may”, “will”, “could”, “should”, “suspect”, “outlook”, “projected”, “continue” or other similar words or phrases. Specifically, forward-looking statements in this document include, but are not limited to, statements set out in this news release relating to: certain terms of the Transaction, including certain terms of the New Second Lien Notes and the New Junior Notes; amendments to the Plan of Arrangement; the support for the Plan of Arrangement by certain Supporting Noteholders; eligibility for Noteholder Early Consent Cash Consideration; the impact of the Transaction and the Plan of Arrangement on stakeholders; the anticipated Stated Capital Reduction and the effect thereof; the holding and timing of, and matters to be considered at the Meetings, as well as with respect to voting at such Meetings; the deadlines for submitting proxies, voting instructions and elections; the potential impact of COVID-19 on the Meetings; the expected Court hearing to approve the Plan of Arrangement; the waiver of potential defaults relating to the CBCA proceedings and the Transaction, and the implementation of the Transaction and timing thereof.

Forward-looking statements are not based on historic facts, but rather on current expectations, assumptions and projections about future events, including matters relating to the proposed Transaction; commodity and product prices and demand; the level of liquidity; production results; realized prices for production; earnings and revenues; and certain objectives, goals and plans. By their nature, forward looking statements require the Corporation to make assumptions and are subject to inherent risks and uncertainties. There is significant risk that predictions, forecasts, conclusions or projections will not prove to be accurate, that those assumptions may not be correct and that actual results or payments may differ materially from such predictions, forecasts, conclusions or projections.

The Corporation cautions readers of this news release not to place undue reliance on any forward-looking statement as a number of factors could cause actual future results, conditions, actions or events to differ materially from the targets, expectations, estimates or intentions expressed in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, risks associated with the ability of the Corporation to receive all necessary regulatory, court, third party and stakeholder approvals in order to complete the Transaction; the ability of the Corporation to achieve its financial goals; the ability of the Corporation to operate in the ordinary course during the CBCA proceedings, including with respect to satisfying obligations to service providers, suppliers, contractors and employees; the ability of the Corporation to continue as a going concern; the ability of the Corporation to continue to realize its assets and discharge its liabilities and commitments; the Corporation’s future liquidity position, and access to capital, to fund ongoing operations and obligations (including debt obligations); the ability of the Corporation to stabilize its business and financial condition; the ability of the Corporation to implement and successfully achieve its business priorities; the ability of the Corporation to comply with its contractual obligations, including, without limitation, its obligations under debt arrangements; the general regulatory environment in which the Corporation operates; the tax treatment of the Corporation and the materiality of any legal and regulatory proceedings; the general economic, financial, market and political conditions impacting the industry and markets in which the Corporation operates; the ability of the Corporation to sustain or increase profitability, fund its operations with existing capital and/or raise additional capital to fund its operations; the ability of the Corporation to generate sufficient cash flow from operations; the impact of competition; the ability of the Corporation to obtain and retain qualified staff, equipment and services in a timely and efficient manner (particularly in light of the Corporation’s efforts to restructure its debt obligations); the ability of the Corporation to retain members of the senior management team, including but not limited to, the officers of the Corporation; and the impact on business operations of the Corporation resulting from the COVID-19 pandemic and the responses of government and the public to the pandemic, matters relating to the Meetings, including attending such Meetings and the timing thereof, and the implementation of the Transaction and timing thereof. Readers are cautioned that the foregoing list of factors is not exhaustive and should be considered in conjunction with the risk factors described in this news release and in the Corporation’s other documents filed with the Canadian securities authorities, including without limitation the Management’s Discussion and Analysis of the Corporation for the year ended December 31, 2019, the Management’s Discussion and Analysis of the Corporation for the three months ended March 31, 2020, and the Annual Information Form of the Corporation dated March 19, 2020 for the period ending December 31, 2019, which are available on SEDAR at www.sedar.com.

The Corporation may, from time to time, make oral forward-looking statements. The Corporation advises that the above paragraph and the risk factors described in this news release and in the Corporation’s other documents filed with the Canadian securities authorities should be read for a description of certain factors that could cause the actual results of the Corporation to differ materially from those in the oral forward-looking statements. The forward-looking information and statements contained in this news release are made as of the date hereof and the Corporation undertakes no obligation to update publicly or revise any oral or written forward-looking information or statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. The forward-looking information and statements contained herein are expressly qualified in their entirety by this cautionary statement.

SCHEDULE

SUMMARY OF CERTAIN KEY TERMS OF THE NEW JUNIOR NOTES

Issuer:	Sherritt

Principal Amount:	$75 million

Maturity:	9 years from the issue date

Guarantors:	SICOG Oil and Gas Limited (formerly Sherritt International (Cuba) Oil and Gas Limited), Sherritt International Oil and Gas Limited, Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., 672539 Alberta Ltd., SI Supply & Services Limited (formerly 672540 Alberta Ltd.), SI Finance Ltd., Dynatec Technologies Ltd., 1683740 Alberta Ltd., OG Finance Inc., Power Finance Inc., SBCT Logistics Ltd., SIC Marketing Services (UK) Limited, The Cobalt Refinery Holding Company Ltd. and 672538 Alberta Ltd.

Interest Rate:	10.75% per annum (payable in cash or in kind at Sherritt’s option).

Interest Payment Dates:	Payable semi-annually in arrears on January 31 and July 31 of each year.

Covenants	The New Junior Notes Indenture contains more limited covenants than the New Second Lien Notes Indenture, and, among other matters, does not restrict the incurrence of additional indebtedness or granting of liens.

No Mandatory Redemptions

No mandatory redemption or sinking fund payments are required with respect to the New Junior Notes.

Sherritt may acquire New Junior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of the New Junior Notes Indenture.

Optional Redemption:

All or a portion of the New Junior Notes may be redeemed by the Corporation at any time prior to the third anniversary of the issue date at a redemption price at a premium equal to the Canada Yield Price (as defined in the New Junior Notes Indenture).

All or a portion of the New Junior Notes may be redeemed by the Corporation at any time following the third anniversary of the issue date and prior to maturity at 100% of the redeemed principal amount, plus accrued and unpaid interest on the redeemed amount.

Change of Control Offer	Within 30 days following the occurrence of a change of control, the Corporation shall make an offer to purchase all of the outstanding New Junior Notes at a purchase price in cash equal to 101% of the principal amount of the then-outstanding New Junior Notes, plus accrued and unpaid interest thereon.

Deemed No Default	The New Junior Notes Indenture provides that non-compliance with any provision of the New Junior Notes Indenture does not constitute an Event of the Default if holders of the New Second Lien Notes Indenture (including a refinancing thereof) waive compliance with the equivalent provision of the New Second Lien Notes Indenture (including a refinancing thereof) in accordance with the terms thereof.

Amendments:	The terms of the New Junior Notes may be amended with the approval of holders of a majority of the principal amount of outstanding notes, with the exception of amendments to certain fundamental terms, including reduction in principal or interest and extension of dates for payment, which amendments require the approval of holders of at least 66 2/3% of the principal amount of outstanding notes.

The above summary is qualified in its entirety by reference to the more detailed information contained in the form of New Junior Notes Indenture, available under the Corporation’s profile on SEDAR at www.sedar.com and on Sherritt’s website at www.sherritt.com.

Schedule B

Blackline of Amended Version of Plan of Arrangement

See attached.

5

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Sherritt’s Management Information Circular dated March 6, 2020

Court File No. CV-20-636938-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 11722573 CANADA LTD., AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SICOG OIL AND GAS LIMITED (FORMERLY SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED), SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., CNWL OIL (~~ESPANA~~ESPAÑA), S.A., AND MADAGASCAR MINERAL INVESTMENTS LTD.

PLAN OF ARRANGEMENT

●, 2020

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Sherritt’s Management Information Circular dated March 6, 2020

TABLE OF CONTENTS

Page
ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Certain Rules of Interpretation	~~10~~11
1.3	Governing Law	~~11~~12
1.4	Currency	~~11~~12
1.5	Date for Any Action	~~11~~12
1.6	Time	~~11~~12

ARTICLE 2 TREATMENT OF AFFECTED PARTIES		~~11~~12

2.1	Treatment of Noteholders	~~11~~12
2.2	Treatment of CFA Lenders	~~12~~13
2.3	Alternative CFA Lender Transaction	14

ARTICLE 3 ISSUANCES, DISTRIBUTIONS AND PAYMENTS		~~14~~15

3.1	Delivery of Noteholder Early Consent Cash Consideration	~~14~~15
3.2	Delivery of New Second Lien Notes ~~14~~ and New Junior Notes	15
3.3	Delivery of Ambatovy Shares and Ambatovy Debt	~~14~~15
3.4	No Liability in respect of Deliveries	~~14~~15
3.5	Surrender and Cancellation of Existing Notes	~~15~~16
3.6	Application of Plan Distributions	~~15~~16
3.7	Withholding Rights	~~15~~16

ARTICLE 4 IMPLEMENTATION		16

4.1	Corporate Authorizations	16
4.2	Effective Date Transactions	~~16~~17
4.3	Other Implementation Steps	~~20~~21
4.4	Fractional Interests	~~20~~22
4.5	Calculations	~~21~~22

ARTICLE 5 RELEASES		~~21~~22

5.1	Release of Released Parties	~~21~~22
5.2	Injunctions	~~21~~23

ARTICLE 6 CONDITIONS PRECEDENT AND IMPLEMENTATION		~~22~~23

6.1	Conditions to Plan Implementation	~~22~~23
6.2	Waiver of Conditions	~~23~~24
6.3	Effectiveness	~~23~~24
6.4	Revolving Bank Facility Obligations Unaffected	~~23~~25

ARTICLE 7 GENERAL		~~24~~25

7.1	Deemed Consents, Waivers and Agreements	~~24~~25
7.2	Waiver of Defaults	~~24~~25

(i)

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Sherritt’s Management Information Circular dated March 6, 2020

7.3	Compliance with Deadlines	~~25~~26
7.4	Paramountcy	~~25~~26
7.5	Deeming Provisions	~~25~~26
7.6	Modification of Plan	~~25~~26
7.7	Notices	~~26~~27
7.8	Further Assurances	~~27~~28

(ii)

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Sherritt’s Management Information Circular dated March 6, 2020 Appendix C to

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“Alternative CFA Lender Transaction” has the meaning given to it in Section 2.3(a);

“Amalgamated Sherritt” has the meaning given to it in Section 4.2(a);

“Amalgamation” means the amalgamation of Sherritt and Sherritt Amalco pursuant to Section 4.2(a);

“Ambatovy Debt” means all present or future indebtedness or other obligations owing to the CFA Guarantor by AMSA and by DMSA in respect of the Shareholder Subordinated Loans (as defined in the Ambatovy Shareholders’ Agreement), including all accrued and unpaid interest in respect thereof;

“Ambatovy Interests Electing CFA Lender” means a CFA Lender that made an Ambatovy Interests Exchange Election pursuant to the Interim Order;

“Ambatovy Interests Exchange Election” means, in respect of a CFA Lender, an election made by such CFA Lender pursuant to the Interim Order to receive its CFA Lender Pro Rata Share of the AMSA Shares, the DMSA Shares and the Ambatovy Debt as the consideration in exchange for its CFA Loan(s) and in full and final settlement of its CFA Lender Claims;

“Ambatovy Shareholders’ Agreement” means the fourth amendment and restatement of the shareholders’ agreement dated December 11, 2017, as originally dated October 18, 2006 and as previously amended and restated on February 21, 2008, June 24, 2009, and May 29, 2012, among Sherritt, the CFA Guarantor, Korea Resources Corporation, Sumitomo Corporation, Summit Ambatovy Mineral Resources Investment B.V., Ambatovy Holdings Limited, DMSA and AMSA;

“Ambatovy Shares” means, collectively, the AMSA Shares and the DMSA Shares;

“Amended CFA Loan” means a loan on substantially similar terms as the existing CFA Loans, subject to the CFA Loan Amended Terms;

“Amended CFA Loan Electing CFA Lender” means a CFA Lender that made an Amended CFA Loan Election pursuant to the Interim Order, provided that if a CFA Lender does not make an election pursuant to the Interim Order, such CFA Lender shall be deemed to have made an Amended CFA Loan Election and to be an Amended CFA Loan Electing CFA Lender under this Plan;

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“Amended CFA Loan Election” means, in respect of a CFA Lender, an election made, or deemed to have been made, by such CFA Lender pursuant to the Interim Order to receive an Amended CFA Loan(s) as the consideration in exchange for its CFA Loan(s) and in full and final settlement of its CFA Lender Claims;

“AMSA” means Ambatovy Minerals S.A.;

“AMSA Shares” means all of the shares in the capital of AMSA held by the CFA Guarantor;

“Applicants” means, collectively, Sherritt and Sherritt Amalco;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the Arrangement Agreement and this Plan;

“Arrangement Agreement” means the arrangement agreement dated February 25, 2020, among the Applicants, as it may be amended, restated, modified and/or supplemented from time to time;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Applicants, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario;

“Canadian Dollars” or “$” means the lawful currency of Canada;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on February 26, 2020 in connection with this Plan;

“CDS” means the CDS Clearing and Depository Services Inc. and its successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicants in accordance with section 262 of the CBCA;

“CFA Guarantor” means Madagascar Mineral Investments Ltd.;

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“CFA Lender Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the CFA Loans, the CFA Loan Agreements or any of the other CFA Loan Documents as at the Effective Date, including, without limitation, all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable prepayment and/or make-whole amounts) pursuant to or in connection with the CFA Loan Documents as at the Effective Date;

“CFA Lender Pro Rata Share” means, with respect to each CFA Lender, the percentage that the principal amount of CFA Loans held by such CFA Lender bears to the total principal amount of CFA Loans held by all CFA Lenders immediately prior to the Effective Time;

“CFA Lenders” means, collectively, Summit Ambatovy Mineral Resources Investment B.V. as lender, Sumitomo Corporation as lender guarantor, The Export-Import Bank of Korea as lender, and Korea Resources Corporation as take-out financier, and any of their respective permitted successors or assigns, and “CFA Lender” means any one of them, as applicable;

“CFA Loan Agreements” means, collectively, (i) the amended and restated development carry finance agreement made as of March 26, 2008, as amended and restated as of June 24, 2009 and as further amended and restated as of December 11, 2017, among Sherritt as borrower, the CFA Guarantor as guarantor, The Export-Import Bank of Korea as lender and Korea Resources Corporation as take-out financier; (ii) the amended and restated development carry finance agreement made as of March 26, 2008, as amended and restated as of June 24, 2009 and as further amended and restated as of December 11, 2017, among Sherritt as borrower, the CFA Guarantor as guarantor, Summit Ambatovy Mineral Resources Investment B.V. as lender and Sumitomo Corporation as lender guarantor, and (iii) the amended and restated development carry finance agreement made as of March 26, 2008, as amended and restated as of June 24, 2009 and as further amended and restated as of December 11, 2017, among Sherritt as borrower, the CFA Guarantor as guarantor, Summit Ambatovy Mineral Resources Investment B.V. as lender and Sumitomo Corporation as lender guarantor, as previously assigned to Summit Ambatovy Mineral Resources Investment B.V. by SNC-Lavalin Inc.;

“CFA Loan Amended Terms” means (i) the CFA Guarantor shall be the sole borrower under the Amended CFA Loan(s); (ii) Sherritt shall have no obligations in respect of the Amended CFA Loan(s) and there shall be no recourse whatsoever against Sherritt in respect of the Amended CFA Loan(s); and (iii) the CFA Lender in respect of an Amended CFA Loan shall have the right, for up to 12 months following the Effective Date, to direct the CFA Guarantor to transfer such CFA Lender’s CFA Lender Pro Rata Share of the Ambatovy Shares and the Ambatovy Debt held by the CFA Guarantor as directed by such CFA Lender in consideration for an amount equal to the amount owing under such CFA Lender’s Amended CFA Loan, which will be satisfied through the full and final set off, settlement, repayment and exchange of the CFA Lender’s Amended CFA Loan, as such terms may be amended, modified and/or supplemented pursuant to this Plan;

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“CFA Loan Documents” means, collectively, the CFA Loan Agreements, the other Finance Documents (as defined under the CFA Loan Agreements) and all other documentation, including, without limitation, all guarantee and security documentation, related to the CFA Loans;

“CFA Loans” means the existing loans made by the CFA Lenders, as applicable, under the CFA Loan Agreements;

“CFA Note” has the meaning given to it in Section 4.2(c)(i);

“Circular” means the management information circular of Sherritt dated March 6, 2020, including all appendices thereto, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Consent Notes” means, in respect of an Early Consenting Noteholder, the Existing Notes held by such Early Consenting Noteholder in respect of which votes have been validly cast in favour of this Plan by the Early Consent Deadline pursuant to the Interim Order and in respect of which such vote in favour of this Plan has not been changed or withdrawn, and/or the Existing Notes held by such Early Consenting Noteholder in respect of which such Early Consenting Noteholder has otherwise supported this Plan, in each case in a manner acceptable to the Applicants;

“Court” means the Ontario Superior Court of Justice (Commercial List);

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“Debt” means, collectively, the Obligations in respect of the Existing Notes and the CFA Loans;

“Debt Documents” means, collectively, the Existing Note Documents and the CFA Loan Documents;

“Debtholder Claims” means, collectively, the Existing Noteholder Claims and the CFA Lender Claims;

“Debtholders” means, collectively, the Noteholders and the CFA Lenders;

“Debtholders’ Arrangement Resolution” means the resolution of the Debtholders, inter alia, approving the Arrangement to be considered and voted upon at the Debtholders’ Meeting, substantially in the form attached as Appendix “A” to the Circular;

“Debtholders’ Meeting” means the meeting of Debtholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Debtholders’ Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“DMSA” means Dynatec Madagascar S.A.;

“DMSA Shares” means all of the shares in the capital of DMSA held by the CFA Guarantor;

“Early Consent Date” means ~~March 27~~July 13, 2020, or such later date as the Applicants may determine;

“Early Consent Deadline” means 5:00 p.m. (Toronto time) on the Early Consent Date, or such later time as the Applicants may determine;

“Early Consenting Noteholder” means a Noteholder who, by the Early Consent Deadline, has voted in favour of this Plan or has otherwise supported this Plan, in each case in a manner acceptable to the Applicants, and provided that in each case such Noteholder holds its Consent Notes as at the Effective Date;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time on the Effective Date as may be specified by the Applicants as the time at which the Arrangement implementation steps set forth in Section 4.2 shall be deemed to commence;

“Existing 2021 Notes” means the 8.00% senior unsecured debentures issued by Sherritt under the Existing Notes Indenture due November 15, 2021;

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“Existing 2023 Notes” means the 7.50% senior unsecured debentures issued by Sherritt under the Existing Notes Indenture due September 24, 2023;

“Existing 2025 Notes” means the 7.875% senior unsecured notes issued by Sherritt under the Existing Notes Indenture due October 11, 2025;

“Existing Indenture Trustee” means Computershare Trust Company of Canada as trustee under the Existing Notes Indenture, and any successor thereof;

“Existing Note Documents” means, collectively, the Existing Notes Indenture, the Existing Notes, each Note Guarantee (as defined in the Existing Notes Indenture) and all other documentation related to the Existing Notes;

“Existing Noteholder Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the Existing Notes, the Existing Notes Indenture or any other Existing Note Documents as at the Effective Date, including, without limitation, all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable prepayment and/or make-whole amounts) pursuant to or in connection with the Existing Note Documents as at the Effective Date;

“Existing Notes” means, collectively, the Existing 2021 Notes, the Existing 2023 Notes and the Existing 2025 Notes;

“Existing Notes Guarantors” means, collectively, Sherritt International Oil and Gas Limited, Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., SICOG Oil and Gas Limited (formerly Sherritt International (Cuba) Oil and Gas Limited), Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., and CNWL Oil (~~Espana~~España), S.A.;

“Existing Notes Indenture” means the second amended and restated indenture in respect of the Existing Notes dated as of July 29, 2016 among Sherritt, the Existing Notes Guarantors and the Existing Indenture Trustee, as it may be further amended, restated, modified and/or supplemented from time to time prior to the Effective Date;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants, as such Order may be amended from time to time in a manner acceptable to the Applicants;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

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“Guarantors” means, collectively, the Existing Notes Guarantors and the CFA Guarantor;

“Indenture Trustees” means, collectively, the Existing Indenture Trustee and the New Indenture ~~Trustee~~Trustees;

“Interim Order” means the interim Order of the Court granted on February 26, 2020 pursuant to section 192 of the CBCA, which, among other things, approves the calling of, and the date for, the Debtholders’ Meeting, as ~~such~~amended by the Order of the Court granted on March 23, 2020, and as may be further amended from time to time in a manner acceptable to the Applicants;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity, and includes any securities or stock exchange rules or regulations;

“New Indenture ~~Trustee~~Trustees” means ~~such indenture trustee under~~, collectively, the New Second Lien Notes Indenture ~~as determined by the Applicants by the Effective Date~~Trustee and the New Junior Notes Indenture Trustee;

“New ~~Note~~Junior Notes” means the new unsecured notes to be issued by Sherritt pursuant to the New Junior Notes Indenture and this Plan, which notes will be denominated in Canadian Dollars, be issued in an aggregate principal amount of $75 million, and be substantially on the terms set forth in the form of New Junior Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan;

“New Junior Notes Documents” means, collectively, the New ~~Notes Indenture, the New Second Lien Notes, the new guarantees to be provided by the New Notes Guarantors pursuant to the New~~Junior Notes Indenture, the New Junior Notes, and the new ~~security documentation~~guarantees to be ~~entered into~~provided by the New Notes Guarantors pursuant to the New Junior Notes Indenture, in each case, in form acceptable to the Applicants and ~~substantially on~~consistent with the terms ~~as described~~set forth in the ~~Circular~~form of New Junior Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan;

“New Junior Notes Indenture” means the indenture to be entered into on the Effective Date by Sherritt, the New Notes Guarantors and the New Junior Notes Indenture Trustee, substantially on the terms set forth in the form of New Junior Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan, pursuant to which the New Junior Notes will be issued;

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“New Junior Notes Indenture Trustee” means such indenture trustee under the New Junior Notes Indenture as determined by the Applicants by the Effective Date, in its capacity as indenture trustee under the New Junior Notes Indenture;

“New Notes Guarantors” means, collectively, the Existing Notes Guarantors (other than CNWL Oil (España), S.A.), 672539 Alberta Ltd., SI Supply & Services Limited (formerly 672540 Alberta Ltd.), SI Finance Ltd., Dynatec Technologies Ltd., 1683740 Alberta Ltd., OG Finance Inc., Power Finance Inc., SBCT Logistics Ltd., SIC Marketing Services (UK) Limited, The Cobalt Refinery Holding Company Ltd. and 672538 Alberta Ltd.;

“New ~~Notes Indenture” means the indenture to be entered into on the Effective Date by Sherritt, the New Notes Guarantors and the New Indenture Trustee, substantially on the terms as described in the Circular, as such terms may be amended pursuant to this Plan, pursuant to which the New Second Lien Notes will be issued;~~

~~“New~~ Second Lien Notes” means the new secured notes to be issued by Sherritt pursuant to the New Second Lien Notes Indenture and this Plan, which notes will be denominated in Canadian Dollars, be issued in an aggregate principal amount equal to ~~50~~54% of the aggregate principal amount of Existing Notes outstanding as at the Effective Date plus the aggregate amount of all accrued and unpaid interest outstanding in respect of the Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date, and be substantially on the terms ~~described~~set forth in the ~~Circular, as such terms may be amended pursuant to this Plan~~form of New Second Lien Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be further amended pursuant to this Plan;

“New Second Lien Notes Documents” means, collectively, the New Second Lien Notes Indenture, the New Second Lien Notes, the new guarantees to be provided by the New Notes Guarantors pursuant to the New Second Lien Notes Indenture and the new security documentation to be entered into pursuant to the New Second Lien Notes Indenture, in each case, in form acceptable to the Applicants and consistent with the terms set forth in the form of New Second Lien Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, and as such terms may be amended pursuant to this Plan;

“New Second Lien Notes Indenture” means the indenture to be entered into on the Effective Date by Sherritt, the New Notes Guarantors and the New Second Lien Indenture Trustee, substantially on the terms set forth in the form of New Second Lien Notes Indenture filed by Sherritt on SEDAR on or about June 29, 2020, as such terms may be amended pursuant to this Plan, pursuant to which the New Second Lien Notes will be issued;

“New Second Lien Notes Indenture Trustee” means such indenture trustee under the New Second Lien Notes Indenture as determined by the Applicants by the Effective Date, in its capacity as indenture trustee under the New Second Lien Notes Indenture;

“Noteholder Early Consent Cash Consideration” means, in respect of an Early Consenting Noteholder, a cash payment in an amount equal to 3% of the principal amount

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of Consent Notes held by such Early Consenting Noteholder as at the Effective Date, payable on the Effective Date on the terms of this Plan as partial consideration for the exchange of the Existing Notes pursuant to this Plan;

“Noteholder Pro Rata Share” means, with respect to each Noteholder, the percentage that the principal amount of Existing Notes held by such Noteholder bears to the total principal amount of Existing Notes held by all Noteholders immediately prior to the Effective Time;

“Noteholders” means holders of Existing Notes;

“Notes Exchange Ratio” means ~~0.5~~0.54;

“Obligations” means all liabilities, duties and obligations, including without limitation principal and interest, any make whole, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the applicable Debt Document;

“Order” means any order entered by the Court in the CBCA Proceedings;

“Person” means any individual, firm, corporation, partnership, limited partnership, limited or unlimited liability company, joint venture, fund, association, organization, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, restatements, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy, Information and Exchange Agent” means Kingsdale Advisors;

“Record Date” means 5:00 p.m. on March 6, 2020;

“Released Claims” means, collectively, the matters that are subject to release and discharge pursuant to Section 5.1;

“Released Parties” means, collectively, (i) the Sherritt Entities and each of their respective current and former directors, officers, employees, financial and other advisors, legal counsel and agents, including the Proxy, Information and Exchange Agent, each in their capacity as such, and (ii) the Early Consenting Noteholders and their respective current and former directors, officers, managers, partners, employees, financial advisors, legal counsel and agents, each in their capacity as such;

“Revolving Bank Facility” means the senior revolving credit facility available under the Revolving Bank Facility Agreement;

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“Revolving Bank Facility Administrative Agent” means National Bank of Canada in its capacity as administrative agent under the Revolving Bank Facility Agreement, for and on behalf of the Revolving Bank Facility Lenders;

“Revolving Bank Facility Agreement” means the second amended and restated credit agreement among Sherritt as borrower, the guarantor subsidiaries party thereto as guarantors, National Bank of Canada as administrative agent, the lenders party thereto from time to time, and the other parties thereto, dated as of January 31, 2017, as amended, restated, modified and/or supplemented from time to time pursuant to its terms;

“Revolving Bank Facility Amendments” means the amendments to the existing Revolving Bank Facility as agreed between Sherritt and the Revolving Bank Facility Lenders to permit the implementation of this Plan, including, without limitation, the issuance of the New Second Lien Notes and the New Junior Notes, and such other amendments as may be agreed between Sherritt and the Revolving Bank Facility Lenders;

“Revolving Bank Facility Lenders” means the lenders under the Revolving Bank Facility;

“Revolving Bank Facility Obligations” means all liabilities, duties and obligations, including without limitation principal and interest, any make whole, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, Revolving Bank Facility or any other such obligations of any of the Revolving Bank Facility Obligors to the Revolving Bank Facility Administrative Agent or the Revolving Bank Facility Lenders under the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement) or under any other agreement among any of the Revolving Bank Facility Obligors and any of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders (including in respect of credit card facilities, cash management arrangements, and SWAP and other hedging arrangements, and all security therefor);

“Revolving Bank Facility Obligors” means, collectively, Sherritt, International Cobalt Company Inc., The Cobalt Refinery Company Inc., New Providence Metals Marketing Inc. and all other subsidiaries of Sherritt that are or may be, from time to time, party to a Financing Agreement (as defined in the Revolving Bank Facility Agreement);

“Sherritt” means Sherritt International Corporation;

“Sherritt Amalco” means 11722573 Canada Ltd., a wholly-owned subsidiary of Sherritt;

“Sherritt Entities” means, collectively, the Applicants, the Guarantors and each of Sherritt’s other direct and indirect wholly-owed subsidiaries, and, for certainty, shall include Amalgamated Sherritt as the context requires; ~~and~~

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“Support Agreements” means, collectively, the support agreements entered into by Sherritt and certain Noteholders in connection with this Plan on or about June 10, 2020, as amended, restated, modified and/or supplemented from time to time pursuant to the terms thereof; and

“Tax Act” means the Income Tax Act (Canada) as amended and all regulations thereunder.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)    Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)    The division of this Plan into articles, sections, subsections, clauses and paragraphs is for convenience of reference only, and the descriptive headings of articles and sections are not intended as complete or accurate descriptions of the content thereof, none of which shall affect the construction or interpretation of this Plan;

(c)    The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)    The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)    Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)    Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all rules, regulations, policies and blanket orders made thereunder, all amendments to or re-enactments of such statute or other enactment in force from time to time, and, if applicable, any statute or enactment that supplements or supersedes such statute or enactment;

(g)    References to a specific recital, article, section, subsection or clause shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific recital, article, section, subsection or clause of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular recital, article, section, subsection, clause or other portion of this Plan and shall include any amended or restated Plan and any documents supplemental hereto; and

(h)    The word “or” is not exclusive.

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1.3	Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2

TREATMENT OF AFFECTED PARTIES

2.1	Treatment of Noteholders

(a)    On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, and subject to the treatment of fractional interests in accordance with Section 4.4:

(i)    each Noteholder that is an Early Consenting Noteholder shall receive:

(A)    New Second Lien Notes in a principal amount equal to (1) the principal amount of Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (2) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date;

(B)    its Noteholder Pro Rata Share of the New Junior Notes; and

(C)    its Noteholder Early Consent Cash Consideration; and

(ii)    each Noteholder that is not an Early Consenting Noteholder shall receive:

(A)    New Second Lien Notes in a principal amount equal to (1) the principal amount of Existing Notes held by such Noteholder as at the Effective Date multiplied by

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the Notes Exchange Ratio, plus (2) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date; and

(B)    its Noteholder ~~Early Consent Cash Consideration; and~~Pro Rata Share of the New Junior Notes,

~~(ii)~~	~~each Noteholder that is not an Early Consenting Noteholder shall receive:~~

~~(A)~~

~~New Second Lien Notes in a principal amount equal to (1) the principal amount of Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (2) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date,~~

in each case, all of which shall, and shall be deemed to, be received in exchange for each such Noteholder’s Existing Notes and in full and final settlement of its Existing Noteholder Claims.

(b)    On the Effective Date, the Existing Noteholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Noteholder shall have no further right, title or interest in or to its Existing Notes or Existing Noteholder Claims; and the Existing Notes, the Existing Notes Indenture and any and all other Existing Note Documents shall be, and shall be deemed to be, cancelled and terminated, all pursuant to this Plan.

(c)    The reasonable and documented outstanding fees, expenses and disbursements of the Existing Indenture Trustee shall be paid by Amalgamated Sherritt pursuant to the Existing Notes Indenture.

(d)    All references to the principal amount of the Existing Notes or the Existing Noteholder Claims contained in this Plan shall refer to the principal amount of such Existing Notes or the Existing Noteholder Claims excluding any make-whole premiums, redemption premiums or other similar premiums.

2.2	Treatment of CFA Lenders

(a)    On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, in respect of each Ambatovy Interests Electing CFA Lender:

(i)    each such CFA Lender shall receive its CFA Lender Pro Rata Share of the AMSA Shares, the DMSA Shares and the Ambatovy Debt, all of which shall, and shall be deemed to, be received in exchange for its CFA Loan(s) and in full and final settlement of its CFA Lender Claims;

(ii)    each such CFA Lender’s CFA Loan(s) and CFA Lender Claims shall, and shall be deemed to, have been irrevocably and finally extinguished, and such CFA Lender shall have no further right, title or interest in or to its CFA Loan(s) or CFA Lender Claims; and

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(iii)    the CFA Loan Agreement(s) and any and all other CFA Loan Documents (or parts thereof) relating to such CFA Lender’s CFA Loan(s) shall be, and shall be deemed to be, cancelled and terminated, and any and all security interests granted by Sherritt and/or the CFA Guarantor in respect of such CFA Lender’s CFA Loan(s) shall be, and shall be deemed to be, released, discharged and extinguished, all pursuant to this Plan.

(b)    On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, in respect of each Amended CFA Loan Electing CFA Lender:

(i)    each such CFA Lender shall receive an Amended CFA Loan in a principal amount equal to the principal amount of its CFA Loan outstanding as at the Effective Date, plus all accrued interest in respect thereof that has not been paid or capitalized as principal up to but excluding the Effective Date, in exchange for its CFA Loan(s) and in full and final settlement of its CFA Lender Claims;

(ii)    each such CFA Lender’s CFA Loan(s) and CFA Lender Claims shall, and shall be deemed to, have been irrevocably and finally extinguished, and such CFA Lender shall have no further right, title or interest in or to its CFA Loan(s) or CFA Lender Claims; and

(iii)    the CFA Loan Agreement(s) and all other CFA Loan Documents relating to such CFA Lender’s CFA Loan(s) shall be deemed to be amended pursuant to this Plan in order to reflect the CFA Loan Amended Terms and shall govern the Amended CFA Loans; any and all security interests granted by Sherritt in respect of such CFA Lender’s CFA Loan(s) shall be, and shall be deemed to be, released, discharged and extinguished; and any and all security interests granted by the CFA Guarantor in respect of such CFA Lender’s CFA Loan(s) shall be deemed to have been granted in respect of such CFA Lender’s Amended CFA Loan(s), all pursuant to this Plan.

(c)    All references to the principal amount of the CFA Loans or the CFA Lender Claims contained in this Plan shall refer to the principal amount of such CFA Loans or the CFA Lender Claims excluding any make-whole premiums, redemption premiums or other similar premiums.

2.3	Alternative CFA Lender Transaction

(a)    Notwithstanding Section 2.2, the Applicants shall have the right, on or prior to the Effective Date, to implement (i) the exchange of the CFA Loans for (A) the Ambatovy Shares and the Ambatovy Debt or (B) Amended CFA Loans on a contractual basis with the CFA Lenders outside of this Plan, or (ii) such other transaction in respect of the CFA Loans that may be acceptable to the Applicants, the CFA Guarantor and the CFA Lenders and that is not materially inconsistent with the effect of the exchange of the CFA Loans for (A) the Ambatovy Shares and the Ambatovy Debt or (B) Amended CFA Loans either pursuant to the Plan or on a contractual basis with the CFA Lenders outside of this Plan (in each case, an “Alternative CFA Lender Transaction”).

(b)    The Applicants shall be entitled to make such amendments to this Plan as are necessary or desirable to reflect the implementation of an Alternative CFA Lender Transaction at the discretion of the Applicants.

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ARTICLE 3 ISSUANCES, DISTRIBUTIONS AND PAYMENTS

3.1	Delivery of Noteholder Early Consent Cash Consideration

The payment by Amalgamated Sherritt on the Effective Date of Noteholder Early Consent Cash Consideration shall be effected through the delivery of cash in the aggregate amount of the Noteholder Early Consent Cash Consideration payable to the Early Consenting Noteholders by Amalgamated Sherritt to CDS for distribution to the Early Consenting Noteholders as of the Effective Date in accordance with CDS’s customary practices.

3.2	Delivery of New Second Lien Notes and New Junior Notes

The delivery of the New Second Lien Notes and the New Junior Notes to be issued to the Noteholders pursuant to this Plan shall be made by way of issuance by Amalgamated Sherritt on the Effective Date of: (a) a global note in respect of the New Second Lien Notes and (b) a global note in respect of the New Junior Notes, in each case issued in the name of CDS (or its nominee) in respect of the Noteholders. CDS and the applicable Intermediaries shall then make delivery of the New Second Lien Notes and the New Junior Notes to the ultimate beneficial recipients thereof entitled to receive the New Second Lien Notes and the New Junior Notes pursuant to this Plan pursuant to standing instructions and customary practices of CDS and such Intermediaries.

3.3	Delivery of Ambatovy Shares and Ambatovy Debt

The delivery of the Ambatovy Shares and Ambatovy Debt to the CFA Lenders pursuant to this Plan shall be made on or as soon as practicable after the Effective Date.

3.4	No Liability in respect of Deliveries

(a)    None of the Applicants, nor their respective directors, officers, agents or advisors, shall have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Existing Indenture Trustee, (ii) the New Indenture ~~Trustee~~Trustees, (iii) CDS or (iv) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by the Applicants pursuant to this Plan.

(b)    The Indenture Trustees shall not incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date after the completion of the transactions set forth in Section 4.2, all duties and responsibilities of the Existing Indenture Trustee arising under or related to the Existing Notes shall be discharged except to the extent required in order to effectuate this Plan.

3.5	Surrender and Cancellation of Existing Notes

On the Effective Date, CDS (or its nominee) (as registered holder of the Existing Notes on behalf of the Noteholders) and each other Person who holds Existing Notes in registered form on the Effective Date shall surrender, or cause the surrender of, the certificate(s) representing the Existing Notes to the Existing Indenture Trustee for cancellation in exchange for the consideration payable

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to Noteholders pursuant to Section 2.1. For certainty, notwithstanding whether or not the foregoing is complied with, the Existing Notes shall be deemed to be cancelled pursuant to this Plan in accordance with the steps set forth in Section 4.2.

3.6	Application of Plan Distributions

All amounts paid or payable hereunder on account of the Debtholder Claims (including, for greater certainty, any securities received hereunder) shall be applied (i) first, in respect of the accrued but unpaid interest on such Obligations, and (ii) second, in respect of the principal amount of the Obligations to which such Debtholder Claims relate.

3.7	Withholding Rights

The Applicants and the CFA Guarantor shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as the Applicants or the CFA Guarantor, as applicable, may be required to deduct or withhold with respect to such payment under the Income Tax Act (Canada), or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, provided that any such right to deduct or withhold shall not otherwise change or modify the Applicants’ or the CFA Guarantor’s, as applicable, obligations in respect of withholding taxes under the terms of the Existing Notes Indenture, the CFA Loan Agreements and any and all other Debt Documents. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

ARTICLE 4

IMPLEMENTATION

4.1	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants will occur and be effective as of the Effective Date (or such other date as the Applicants may agree, acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Applicants. All necessary approvals to take actions shall be deemed to have been obtained from the directors or the shareholders of the Applicants, as applicable.

4.2	Effective Date Transactions

Commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order in five minute increments (unless otherwise indicated) and at the times set out in this Section 4.2 (or in such other manner or order or at such other time or times as the Applicants may agree, acting reasonably), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

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(a)    Sherritt and Sherritt Amalco shall be, and shall be deemed to be, amalgamated and continued as one corporation (“Amalgamated Sherritt”) under the CBCA in accordance with the following:

(i)	Name. The name of Amalgamated Sherritt shall be “Sherritt International Corporation”;

(ii)

Registered Office. The registered office of Amalgamated Sherritt shall be located in the City of Toronto in the Province of Ontario. The address of the registered office of Amalgamated Sherritt shall be 22 Adelaide Street West, Suite 4220, Bay Adelaide Centre, East Tower, Toronto ON M5H 4E3, Canada;

(iii)	Restrictions on Business. There shall be no restrictions on the business that Amalgamated Sherritt may carry on;

(iv)	Articles. The articles of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the articles of Amalgamated Sherritt;

(v)

Directors. Amalgamated Sherritt shall have a minimum of 3 directors and a maximum of 15 directors, until changed in accordance with the CBCA. Until changed by shareholders of Amalgamated Sherritt, or by the directors of Amalgamated Sherritt in accordance with the CBCA, the directors of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the directors of Amalgamated Sherritt;

(vi)

Shares. All shares of Sherritt Amalco shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by Amalgamated Sherritt in connection with the Amalgamation and all shares of Sherritt prior to the Amalgamation shall be unaffected and shall continue as shares of Amalgamated Sherritt;

(vii)

Stated Capital. The stated capital account in respect of the common shares of Amalgamated Sherritt will be equal to the stated capital account in respect of the common shares of Sherritt immediately prior to the Amalgamation;

(viii)	By-laws. The by-laws of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the by-laws of Amalgamated Sherritt;

(ix)	Effect of Amalgamation. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

(A)    the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(B)    the property of each amalgamating corporation continues to be the property of Amalgamated Sherritt;

(C)    Amalgamated Sherritt continues to be liable for the obligations of each amalgamating corporation;

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(D)    an existing cause of action, claim or liability to prosecution is unaffected;

(E)    a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against Amalgamated Sherritt;

(F)    a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against Amalgamated Sherritt; and

(G)    the Articles of Arrangement are deemed to be the articles of incorporation of Amalgamated Sherritt and the Certificate of Arrangement is deemed to be the certificate of incorporation of Amalgamated Sherritt.

(b)    The following shall occur concurrently:

(i)

Amalgamated Sherritt, the New Notes Guarantors and the New Second Lien Notes Indenture Trustee shall enter into the New Second Lien Notes Indenture and the other New ~~Note~~Second Lien Notes Documents (subject to Section 4.3(c));

(ii)	Amalgamated Sherritt, the New Notes Guarantors and the New Junior Notes Indenture Trustee shall enter into the New Junior Notes Indenture and the other New Junior Notes Documents;

(iii)	~~(ii)~~ in exchange for the Existing Notes, and in full and final settlement of the Existing Noteholder Claims, Amalgamated Sherritt shall issue and/or pay, as applicable:

(A)    to each Noteholder that is an Early Consenting Noteholder:

(1)    New Second Lien Notes in an aggregate principal amount equal to (I) the aggregate principal amount of the Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (II) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date;

(2)    its Noteholder Pro Rata Share of the New Junior Notes; and

(3)    its Noteholder Early Consent Cash Consideration; and

(B)    to each Noteholder that is not an Early Consenting Noteholder:

(1)    New Second Lien Notes in an aggregate principal amount equal to (I) the aggregate principal amount of the Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (II) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date; and

(2)    its Noteholder ~~Early Consent Cash Consideration; and~~Pro Rata Share of the New Junior Notes;

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~~(B) to each Noteholder that is not an Early Consenting Noteholder, New Second Lien Notes in an aggregate principal amount equal to (I) the aggregate principal amount of the Existing Notes held by such Noteholder as at the Effective Date multiplied by the Notes Exchange Ratio, plus (II) the aggregate amount of all accrued and unpaid interest outstanding in respect of its Existing Notes (calculated at the contractual non-default rate) up to but not including the Effective Date;~~

(iv)

~~(iii)~~ the Existing Noteholder Claims shall, and shall be deemed to be, irrevocably and finally extinguished and the Noteholders shall have no further right, title or interest in or to the Existing Notes or their respective Existing Noteholder Claims; and

(v)

~~(iv)~~ the Existing Notes, the Existing Notes Indenture and any and all other Existing Note Documents shall be irrevocably cancelled and terminated, provided that the Existing Notes Indenture shall remain in effect solely to allow the Existing Indenture Trustee to make the distributions set forth in this Plan.

(c)    The following shall occur in sequence:

(i)

the CFA Guarantor shall declare a dividend or repayment of capital in the aggregate amount of the Obligations under the CFA Loans, payable to Amalgamated Sherritt which shall be satisfied through the issuance of a demand promissory note of the CFA Guarantor (the “CFA Note”) to Amalgamated Sherritt; and

(ii)

the CFA Guarantor shall satisfy the CFA Note through the assumption of all of Amalgamated Sherritt’s Obligations under the CFA Loans, the CFA Loan Agreements and all other CFA Loan Documents, and (A) Amalgamated Sherritt shall be, and shall be deemed to be, fully, finally and irrevocably released and discharged from all Obligations in respect of the CFA Loans, the CFA Loan Agreements and all other CFA Loan Documents; any and all security interests granted by Sherritt in respect of the CFA Loans shall be, and shall be deemed to be, released, discharged and extinguished pursuant to this Plan; and all CFA Lender Claims as against Amalgamated Sherritt shall, and shall be deemed to be, irrevocably and finally extinguished, and (B) the CFA Note shall be, and shall be deemed to be, fully repaid and satisfied, and Amalgamated Sherritt shall deliver the CFA Note back to the CFA Guarantor as consideration for the assumption of the Obligations under the CFA Loans, the CFA Loan Agreements and all other CFA Loan Documents.

(d)    The following shall occur concurrently with respect to each Ambatovy Interests Electing CFA Lender:

(i)

the CFA Guarantor shall transfer, or cause to be transferred, to each Ambatovy Interests Electing CFA Lender its CFA Lender Pro Rata Share of the AMSA Shares, the DMSA Shares and the Ambatovy Debt in consideration for an aggregate amount equal to the amount of the Obligations outstanding under the CFA Loan(s) owing to each such Ambatovy Interests Electing CFA Lender, which amount shall be satisfied through the full and final set-off, settlement, repayment and exchange of each such Ambatovy Interests Electing CFA Lender’s CFA Loans and CFA Lender Claims;

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(ii)

the CFA Guarantor shall be, and shall be deemed to be, fully, finally and irrevocably released and discharged from all Obligations in respect of each such Ambatovy Interests Electing CFA Lender’s CFA Loans and the CFA Loan Agreements and all other CFA Loan Documents relating to each such Ambatovy Interests Electing CFA Lender’s CFA Loans; each such Ambatovy Interests Electing CFA Lender’s CFA Loans and CFA Lender Claims shall, and shall be deemed to be, irrevocably and finally extinguished; any and all security interests granted by the CFA Guarantor in respect of each such Ambatovy Interests Electing CFA Lender’s CFA Loans shall be, and shall be deemed to be, released, discharged and extinguished pursuant to this Plan; and each such Ambatovy Interests Electing CFA Lender shall have no further right, title or interest in or to its CFA Loans or CFA Lender Claims; and

(iii)	the CFA Loan Agreements and all other CFA Loan Documents (or parts thereof) relating to each such Ambatovy Interests Electing CFA Lender’s CFA Loan(s) shall be irrevocably cancelled and terminated.

(e)    Concurrently with the steps set forth in subsection 4.2(d) above, the following shall occur concurrently with respect to each Amended CFA Loans Electing CFA Lender:

(i)

each Amended CFA Loans Electing CFA Lender’s CFA Loan(s) shall be exchanged for Amended CFA Loan(s) in a principal amount equal to the principal amount of its CFA Loan(s) outstanding as at the Effective Date, plus all accrued interest in respect thereof that has not been paid or capitalized as principal up to but excluding the Effective Date, in full and final set-off, settlement, repayment and exchange of each such Amended CFA Loans Electing CFA Lender’s CFA Loans and CFA Lender Claims;

(ii)

each such Amended CFA Loans Electing CFA Lender’s CFA Loan(s) shall, and shall be deemed to be, irrevocably and finally extinguished, and each such Amended CFA Loans Electing CFA Lender shall have no further right, title or interest in or to its CFA Loans; and

(iii)

the CFA Loan Agreements and all other CFA Loan Documents relating to such Amended CFA Loans Electing CFA Lender’s CFA Loan(s) shall be deemed to be amended pursuant to this Plan in order reflect the CFA Loan Amended Terms and shall govern the Amended CFA Loans, and any and all security interests granted by the CFA Guarantor in respect of each such Amended CFA Loans Electing CFA Lender’s CFA Loan(s) shall be deemed to have been granted by the CFA Guarantor in respect of each such Amended CFA Loans Electing CFA Lender’s Amended CFA Loan(s).

(f) The releases referred to in Section 5.1 shall become effective.

4.3	Other Implementation Steps

(a)    On the Effective Date, and provided that the Support Agreements with at least the Majority Ad Hoc Noteholders (as defined in the Support Agreements) have not been terminated in accordance with their terms, Sherritt shall deliver to counsel to the Ad Hoc Committee Noteholders (as defined in the Support Agreements) written confirmation that to the knowledge of the executive officers of Sherritt, after consultation with the counsel to the Ad Hoc Committee Noteholders (as defined in the Support Agreements), Sherritt has complied with the Support Agreements in all

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respects, subject to any waivers or amendments agreed to by Sherritt and the Majority Ad Hoc Noteholders (as defined in the Support Agreements).

(b)    The Applicants and the other Sherritt Entities may undertake, at their sole discretion, any other corporate steps or transactions necessary or desirable to implement this Plan on the terms set out herein (as may be amended pursuant to the terms hereof) in any manner and on such date(s) and/or time(s) determined by the Applicants in their sole discretion.

(c)    Without limiting the generality of Section 4.3(b), to the extent it is not practicable to do so on the Effective Date, as determined by the Applicants acting reasonably, the new security documentation to be entered into and/or delivered by the New Notes Guarantors in respect of the New Second Lien Notes Indenture may be executed and/or delivered after the Effective Date, provided that Sherritt and the New Notes Guarantors shall take commercially reasonable efforts to execute and deliver any such documents as soon as practicable after the Effective Date. For greater certainty, Sherritt and the New Notes Guarantors shall, as applicable, execute and deliver each such document as soon as practicable after the Effective Date, and will not wait to deliver any such document until all such documents are available for delivery.

4.4	Fractional Interests

(a)    The New Second Lien Notes and the New Junior Notes issued pursuant to this Plan shall be issued in minimum increments of $1,000, and the amount of New Second Lien Notes and New Junior Notes that each Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of $1,000 without compensation therefor.

(b)    All payments made in cash pursuant to this Plan shall be made in minimum increments of $0.01, and the amount of any payments to which a Person may be entitled to under this Plan shall be rounded down to the nearest multiple of $0.01.

4.5	Calculations

All calculations made by the Applicants pursuant to this Plan shall be conclusive, final and binding on all Persons affected by this Plan.

ARTICLE 5

RELEASES

5.1	Release of Released Parties

At the applicable time pursuant to Section 4.2, each of the Released Parties shall be released and discharged from all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Existing Notes, the Existing Note Documents, the CFA Loans, the CFA Loan Documents, any and all Ambatovy Shares and Ambatovy Debt transferred pursuant to this Plan, the Arrangement, the Arrangement Agreement, this Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan, the transactions contemplated hereunder, and any other actions or matters related directly or

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indirectly to the foregoing, provided that nothing in this paragraph shall release or discharge (i) any of the Released Parties from or in respect of their respective obligations under this Plan or any Order or document ancillary thereto (including, for greater certainty, to the extent applicable, any of the CFA Guarantor’s obligations under any Amended CFA Loan(s) issued pursuant to this Plan to any Amended CFA Loan Electing CFA Lender(s)), or (ii) any Released Party from liabilities or claims attributable to such Released Party’s fraud, gross negligence or wilful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction.

5.2	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (iv) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan or any document, instrument or agreement executed to implement this Plan.

ARTICLE 6

CONDITIONS PRECEDENT AND IMPLEMENTATION

6.1	Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 6.2) of the following conditions:

(a)    the Arrangement Agreement shall be in full force and effect and shall have not been terminated by the Applicants;

(b)    this Plan and the transactions contemplated hereby shall be consistent with the terms of the transactions described in the Circular in all material respects, subject to any amendments to this Plan permitted by the terms hereof or as otherwise permitted by the Court;

(c)    this Plan shall have been approved by the requisite majorities of affected stakeholders as and to the extent required in the Interim Order or as otherwise ordered by the Court;

(d)    this Plan shall have been approved by the Court pursuant to the Final Order, the implementation, operation or effect of which shall not have been stayed, varied in a manner not acceptable to the Applicants, vacated or subject to pending appeal;

(e)    all material filings required under applicable Laws in connection with the Arrangement shall have been made and any material regulatory or third party consents or approvals that are

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required in connection with the Arrangement shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(f)    there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been announced, threatened in writing or commenced by any Governmental Entity, in consequence of or in connection with the Arrangement that restrains, prohibits or materially impedes (or if granted would reasonably be expected to restrain, prohibit or materially impede) the Arrangement, or requires or proposes to require a material variation to the Arrangement that is not acceptable to the Applicants;

(g)    no Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal;

(h)    the terms of the Revolving Bank Facility shall be amended, prior to or concurrently with the implementation of this Plan, to reflect the Revolving Bank Facility Amendments; and

(i)    the Applicants shall have completed all necessary corporate actions and proceedings as they deem necessary or advisable, in their reasonable discretion, in connection with the Arrangement and this Plan.

6.2	Waiver of Conditions

The Applicants may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, provided however that the condition set out in Section 6.1(d) cannot be waived.

6.3	Effectiveness

This Plan will become effective in the sequence described in Section 4.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and shall, from and after the Effective Time, be binding on and enure to the benefit of the Applicants and the other Sherritt Entities, the Debtholders, the Indenture Trustees, the Released Parties and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 4.2 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

6.4	Revolving Bank Facility Obligations Unaffected

Notwithstanding any other provision of this Plan, (i) nothing herein shall affect the Revolving Bank Facility Obligations, and (ii) all rights, interests, claims and entitlements of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders under and in respect of the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement), and all other Revolving Bank Facility Obligations and

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related agreements shall remain unaffected in all respects by this Plan (including all transactions, releases, injunctions, waivers and deeming provisions contemplated herein). Without limiting the foregoing, the provisions of Article 5 and Sections 6.3, 7.1, 7.2 and 7.4 shall not apply to the Revolving Bank Facility Administrative Agent, the Revolving Bank Facility Lenders or the Revolving Bank Facility Obligations, and the term Persons, as used therein, shall exclude the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders in respect of the Revolving Bank Facility Obligations.

ARTICLE 7

GENERAL

7.1	Deemed Consents, Waivers and Agreements

At the Effective Time:

(a)    each Debtholder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety;

(b)    each Sherritt Entity and Debtholder shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety; and

(c)    all consents, releases, assignments and waivers, statutory or otherwise, required from any Person to implement and carry out this Plan in its entirety shall be deemed to have been executed and delivered to the Applicants.

7.2	Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time, all Persons shall be deemed to have:

(a)    waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Debt, the Debt Documents, the Arrangement, the Arrangement Agreement, this Plan, the transactions contemplated hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants or the other Sherritt Entities, as applicable, and their respective successors and assigns from performing their obligations under this Plan or any contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan; and

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(b)    agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and any of the Applicants prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly, provided, however, that notwithstanding any other provision of this Plan, nothing herein shall affect the obligations of any of the Applicants to any employee thereof in their capacity as such, including any contract of employment between any Person and any of the Applicants.

7.3	Compliance with Deadlines

The Applicants have the right to waive strict compliance with the Early Consent Deadline, and the right to waive strict compliance with any election or other deadlines pursuant to this Plan, and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

7.4	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Debtholders and any one or more of the Applicants and/or the Guarantors with respect to the Debt Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

7.5	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.6	Modification of Plan

(a)    The Applicants reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (d) below) any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, if made following the Debtholders’ Meeting, approved by the Court, and (ii) communicated to the Debtholders in the manner required by the Court (if so required).

(b)    Any amendment, restatement, modification or supplement to this Plan may be proposed by the Applicants at any time prior to or at the Debtholders’ Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Debtholders’ Meeting, shall become part of this Plan for all purposes.

(c)    Any amendment, restatement, modification or supplement to this Plan may be made by the Applicants, at any time and from time to time, without requiring further approval at Debtholders’

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Meeting or the filing with, or approval of, the Court, in order to reflect the Alternative CFA Lender Transaction, if such Alternative CFA Lender Transaction is agreed to by the Applicants and the applicable CFA Lender(s), as set out in Section 2.3.

(d)    Any amendment, restatement, modification or supplement to this Plan may be made following the Debtholders’ Meeting by the Applicants, without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Debtholders.

7.7	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, prepaid mail or email addressed to the respective parties as follows:

(a)    if to the Applicants, at:

Sherritt International Corporation

c/o Goodmans LLP

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 2S7

Attention:	Robert J. Chadwick and Caroline Descours
Email:	rchadwick@goodmans.ca
cdescours@goodmans.ca

(b)    if to the Noteholders, to the address for the Existing Indenture Trustee on behalf of the Noteholders;

(c)    if to a CFA Lender, to the address for such CFA Lender as shown on Sherritt’s books and records,

or to such other address as any party above may from time to time notify the others in accordance with this Section 7.7. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made, in the case of notice by way of personal delivery or email, shall be deemed to have been given or made and to have been received on the day of delivery or of emailing, as applicable, if received on a Business Day before 5:00 p.m. (local time), or on the next following Business Day if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional

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failure by the Applicants to give a notice contemplated hereunder to any particular Debtholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

7.8	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein. For greater certainty, and without limiting any other provision of this Plan, each of the CFA Lenders, and any of their respective successors or assigns, shall take such steps, execute and submit such documents and complete such filings as necessary or desirable to effectuate the transactions contemplated hereby.

~~7032065~~

7065391

Schedule C

Canadian Tax Disclosure Supplement

See attached.

6

Certain Canadian Federal Income Tax Considerations

The following discussion (the “Canadian Tax Disclosure Supplement”) supplements the summary of certain Canadian federal income tax considerations of the Transaction located under the heading “Certain Canadian Federal Income Tax Considerations” (the “Canadian Tax Disclosure”) in the Corporation’s management information circular dated March 6, 2020 (the “Information Circular”). Capitalized terms used in this Canadian Tax Disclosure Supplement but not otherwise defined herein have the meanings given to them in the Information Circular or the Corporation’s news release issued on June 10, 2020 (the “June 10 News Release”), as applicable. The following summary is of a general nature only and is not intended to be, nor should be construed to be, legal or tax advice to any particular Holder. This discussion is subject to the limitations, assumptions and caveats set out in the Canadian Tax Disclosure and the Information Circular. Consequently, Holders are urged to carefully read the Canadian Tax Disclosure and the following Canadian Tax Disclosure Supplement, and to consult their own tax advisors for advice as to the tax considerations in respect of the Transaction (including the amended terms of the Transaction (the “Amended Terms”) described in the June 10 News Release and the Corporation’s news release issued on June 29, 2020 (the “June 29 News Release”)) having regard to their particular circumstances.

Debtholders in the United States should be aware that the Transaction (including the Amended Terms) as described in the Information Circular, the June 10 News Release and the June 29 News Release may have tax consequences both in the United States and in Canada. The Canadian Tax Disclosure and the following Canadian Tax Disclosure Supplement do not address any tax considerations of the Transaction other than certain Canadian federal income tax considerations. Debtholders are encouraged to consult their tax advisors.

The following summary applies to Holders who, in addition to the requirements set out in the Canadian Tax Disclosure, will at all relevant times, for purposes of the Tax Act: (i) beneficially own their New Junior Notes (including all entitlements to payments thereunder), (ii) hold their New Junior Notes as capital property and (iii) not enter into, in respect of the New Junior Notes, a “synthetic disposition arrangement” or a “derivative forward agreement” for purposes of the Tax Act. The New Junior Notes will generally be considered to be capital property of a Holder unless either the Holder holds (or will hold) such New Junior Notes in the course of carrying on a business or the Holder has acquired such New Junior Notes in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency. The summary also takes into account all Tax Proposals, and assumes that all such Tax Proposals will be enacted as proposed. This summary does not otherwise take into account or anticipate any changes in Law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

Holders Resident in Canada

Exchange of Existing Notes

A Canadian Holder of Existing Notes will be considered to have disposed of its Existing Notes on the Effective Date in consideration for New Second Lien Notes, New Junior Notes and, if such Canadian Holder is an Early Consenting Noteholder, its Noteholder Early Consent Cash Consideration, upon the exchange of such Existing Notes for such New Second Lien Notes, New Junior Notes and cash (if any). Such consideration shall be paid first in respect of any accrued and unpaid interest, and second in respect of the unpaid principal amount of the Existing Notes.

In general terms, a Canadian Holder will realize a capital gain (or capital loss) equal to the amount by which the Canadian Holder’s proceeds of disposition, less any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of its Existing Notes, determined immediately before the exchange. The proceeds of disposition to a Canadian Holder which disposes of its Existing Notes in exchange for New Second Lien Notes and New Junior Notes will be an amount equal to the aggregate fair market value (at the time of the exchange) of the New Second Lien Notes and New Junior Notes received by such Canadian Holder on the exchange, less the fair market value of any New Second Lien Notes and New Junior Notes received in respect of the payment of interest. Early Consenting Noteholders should consult their own tax advisors with respect to determining the proceeds of disposition of their Existing Notes.

Generally, a portion of any capital loss realized on the exchange of Existing Notes may be denied, equal to the loss otherwise determined multiplied by the portion that the fair market value of the New Second Lien Notes and New Junior Notes received is of the aggregate of the fair market value of the New Second Lien Notes, New Junior Notes and Noteholder Early Consent Cash Consideration (if any) received. Noteholders should consult their own tax advisors with respect to any potential loss denial. The tax treatment of any such capital gain (or capital loss) is described under the heading “Taxation of Capital Gains and Capital Losses” in the Canadian Tax Disclosure in the Information Circular.

A Canadian Holder generally will be considered to have acquired the New Second Lien Notes on the exchange at a cost equal to the fair market value of such New Second Lien Notes at the time of the exchange, plus the portion of any denied loss realized on the disposition of the Existing Notes as described above attributable to the New Second Lien Notes, calculated by multiplying the amount of any denied loss on the disposition of the Existing Notes by the portion that the aggregate principal amount of the New Second Lien Notes received by the Canadian Holder is of the aggregate principal amount of the New Second Lien Notes and New Junior Notes received by such Canadian Holder.

A Canadian Holder generally will be considered to have acquired the New Junior Notes on the exchange at a cost equal to the fair market value of such New Junior Notes at the time of the exchange, plus the portion of any denied loss realized on the disposition of the Existing Notes as described above attributable to the New Junior Notes, calculated by multiplying the amount of any denied loss on the disposition of the Existing Notes by the portion that the aggregate principal amount of the New Junior Notes received by the Canadian Holder is of the aggregate principal amount of the New Second Lien Notes and New Junior Notes received by such Canadian Holder.

Premium on New Second Lien Notes

A premium paid or payable by the Corporation (including a premium in connection with a redemption or on maturity) to a Canadian Holder of New Second Lien Notes may be (a) deemed to be interest to the Canadian Holder if such premium is paid because of the repayment by the Corporation of the New Second Lien Notes before their maturity and to the extent that such premium can reasonably be considered to relate to, and does not exceed the value on the date of the redemption, of the interest that would have been paid or payable by the Corporation on the New Second Lien Notes for taxation years of the Corporation ending after such date, or (b) considered to be interest payable under the New Second Lien Notes for purposes of the Tax Act, including under section 7000 of the Income Tax Regulations (Canada). Canadian Holders should consult their own tax advisors in this regard.

Interest on New Junior Notes

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary generally will be required to include in its income for a taxation year the amount of interest on the New Junior Notes (whether paid in cash or in kind) accrued or deemed to accrue to the end of the year or that became receivable or was received by it before the end of the year (except to the extent that such interest was otherwise included in computing income for the year or a preceding year). Any other Canadian Holder (including an individual) will be required to include in income for a taxation year any interest on the New Junior Notes received or receivable by such Canadian Holder in the year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such interest was otherwise included in its income for the year or a preceding year. Such other Canadian Holders will also be required to include in its income any interest that accrues on the New Junior Notes up to any anniversary date (as defined in the Tax Act) of the New Junior Notes in the year to the extent such amount was not otherwise included in such Canadian Holder’s income for the year or a preceding year.

Premium on New Junior Notes

A premium paid by the Corporation (including a premium paid in connection with a redemption) to a Canadian Holder of New Junior Notes will be deemed to be interest to the Canadian Holder if such premium is paid because of the repayment by the Corporation of the New Junior Notes before their maturity and to the extent that such premium can reasonably be considered to relate to, and does not exceed the value on the date of the redemption, of the interest that would have been paid or payable by the Corporation on the New Junior Notes for taxation years of the Corporation ending after such date. Canadian Holders should consult their own tax advisors in this regard.

Disposition of New Junior Notes

On a disposition or deemed disposition of New Junior Notes (including on redemption, repurchase for cancellation or repayment on maturity), a Canadian Holder generally will be required to include in its income for the taxation year in which the disposition or deemed disposition occurs the amount of any interest accrued or deemed to accrue on the New Junior Notes to the date of such disposition or deemed disposition (except to the extent that such interest was otherwise included in computing income for the year or a preceding year). Where the Canadian Holder has disposed of the New Junior Notes for consideration equal to the fair market value of such New Junior Notes, the Canadian Holder may be entitled to a deduction to the extent that the aggregate amount of interest included in computing the Canadian Holder’s income for the year of disposition or a previous year exceeds amounts received or receivable in respect of such interest. Canadian Holders are advised to consult with a tax advisor in these circumstances.

In general terms, a disposition or deemed disposition of New Junior Notes will result in a capital gain (or capital loss) equal to the amount, if any, by which the Canadian Holder’s proceeds of disposition, less any amount included in the Canadian Holder’s income as interest and any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of such New Junior Notes immediately before the disposition. The tax treatment of any such capital gain (or capital loss) is described under the heading “Taxation of Capital Gains and Capital Losses” in the Canadian Tax Disclosure in the Information Circular.

Eligibility for Investment

Provided that the Common Shares are listed on a designated stock exchange as defined in the Tax Act (which currently includes the TSX) at the relevant time, the New Second Lien Notes and New Junior Notes will be qualified investments under the Tax Act for trusts governed by a RRSP, RRIF, deferred profit sharing plan, RDSP, RESP and TFSA.

Notwithstanding that the New Second Lien Notes and New Junior Notes may be qualified investments for a trust governed by a RRSP, RRIF, RDSP, RESP or TFSA, the holder or subscriber of or annuitant under such plan will be subject to a penalty tax if such New Second Lien Notes or New Junior Notes are a “prohibited investment” under the Tax Act for such RRSP, RRIF, RDSP, RESP or TFSA. The New Second Lien Notes and New Junior Notes generally will not be a “prohibited investment” for a RRSP, RRIF, RDSP, RESP or TFSA unless the holder or subscriber of or annuitant under such plan has a “significant interest” (as defined in the Tax Act) in the Corporation. In addition, the New Second Lien Notes and New Junior Notes generally will not be a “prohibited investment” if they are “excluded property” as defined in the Tax Act.

Holders Not Resident in Canada

The following summary applies to a Non-Resident Holder who, in addition to the requirements set out in the Canadian Tax Disclosure, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times: (i) will not use or hold any New Junior Notes in carrying on a business in Canada and (ii) deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to which the Non-Resident Holder disposes of New Junior Notes.

The following summary assumes that no interest paid on the New Junior Notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Corporation does not deal at arm’s length within the meaning of the Tax Act.

Interest on New Junior Notes

A Non-Resident Holder will not be subject to Canadian withholding tax under the Tax Act in respect of amounts paid or credited, or deemed to have been paid or credited, by the Corporation as, on account of, or in satisfaction of, interest on the New Junior Notes.

Disposition of New Junior Notes

On a disposition or deemed disposition of New Junior Notes (including on redemption, repurchase for cancellation or repayment on maturity), a Non-Resident Holder will not be subject to tax under the Tax Act.

Schedule D

Updated Paradigm Capital Opinions

See attached.

7

June 29, 2020

Board of Directors

Sherritt International Corporation

22 Adelaide Street West, Suite 4220

Toronto, Ontario

M5H 4E3

To the Board of Directors:

Paradigm Capital Inc. (“Paradigm Capital”, “we” or “us”) understands that Sherritt International Corporation (“Sherritt” or the “Company”) and certain subsidiaries are pursuing a recapitalization transaction to be implemented by way of a plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”).

Paradigm Capital understands that the Arrangement provides for, among other things, the following terms:

Notes Terms

•

The Company’s currently outstanding unsecured notes with an aggregate principal amount of $588 million and maturity dates of November 15, 2021, September 24, 2023, and October 11, 2025 (the “Existing Notes”, and the holders of the Existing Notes the “Noteholders”) will be exchanged for new second lien notes of Sherritt in an aggregate principal amount equal to (i) 54% of the aggregate principal amount of the Existing Notes, plus (ii) the amount of accrued and unpaid interest owing to the Noteholders up to the implementation of the Arrangement (the “Effective Date”), with a maturity date of November 30, 2026 (the “New Second Lien Notes”);

•	The New Second Lien Notes will have an interest rate of 8.500% per annum, which will be payable semi-annually in arrears on April 30 and October 30 of each year, commencing on October 30, 2020;

•

The New Second Lien Notes will be secured by the material personal property and assets of the Company and each of the new note guarantors pursuant to collateral documents in substantially the same form as those provided in favour of the agent for the benefit of itself and the lenders under the Company’s revolving bank facility (the “Revolving Facility”);

•

Each Noteholder shall also receive on the Effective Date its pro rata share of new unsecured notes with an aggregate principal amount of $75 million with a maturity date of 9 years following their issuance (the “New Junior Notes”) as additional consideration for the exchange of its Existing Notes;

•

The New Junior Notes will have an interest rate of 10.75% per annum, which will be payable semi-annually in cash or in kind, at Sherritt’s election, on January 31 and July 31 of each year, commencing on January 31, 2021; and

•

Noteholders that vote in favour of the Arrangement by 5:00 pm on the early consent date, as such deadline is determined and may be extended by Sherritt, will be entitled to receive a cash payment in an amount equal to 3% of the principal amount of Existing Notes voted in favour of the Arrangement by the early consent deadline as additional consideration in exchange for their Existing Notes.

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CFA Loans Terms

•

The holders of the partner loans relating to the Ambatovy joint venture project (the “CFA Loans”) (the “CFA Lenders”, and together with the Noteholders, the “Debtholders”) shall be entitled to elect to receive on the Effective Date either:

a)	Such CFA Lender’s pro rata share of the Company’s interests in the Ambatovy joint venture, including its 12% ownership stake and its pro rata share of the subordinated loans; or

b)

Amended CFA Loans (the “Amended CFA Loans”) in a principal amount equal to the amounts outstanding under such CFA Lender’s existing CFA Loans, which Amended CFA Loans will be obligations solely of Madagascar Mineral Investments Ltd. and have no recourse to Sherritt, and where such CFA Lender shall have the right to exchange its Amended CFA Loan for a pro rata share of the Company’s interests in the Ambatovy joint venture in the 12-month period following the Effective Date.

•	If a CFA Lender does not make an election as described above, such CFA Lender shall be deemed to have elected to receive an Amended CFA Loan in exchange for its existing CFA Loan.

Other Terms

•

The lenders of the Revolving Facility have entered into an agreement to (i) waive certain potential events of default resulting from the Arrangement, and (ii) amend the Revolving Facility to allow for the implementation of the Arrangement; and

•	The Company will reduce the stated capital account of its common shares to $575 million (the “Stated Capital Reduction”).

Paradigm Capital understands that in order for the Arrangement to be approved, the Debtholders’ Arrangement resolution must be approved by the affirmative vote of at least 66 2/3% of the votes cast by the Debtholders present in person or by proxy at the Debtholders’ meeting. The Stated Capital Reduction must be approved by the affirmative vote of at least 66 2/3% of the votes cast by the holders of the Company’s common shares (the “Shareholders”) present in person or by proxy at the Shareholders’ meeting.

Paradigm Capital further understands that: (i) the Arrangement will be subject to the requisite approval by the Ontario Superior Court of Justice (the “Court”); and (ii) the material terms of the Arrangement are described in the Arrangement and are described in the information circular of the Company dated March 6, 2020 (the “Circular”), which was mailed to, among others, Debtholders and Shareholders, and the material change report of the Company dated June 11, 2020 (the “June 11 Material Change Report”).

Unless otherwise noted, all dollar values stated in these Opinions are denominated in Canadian dollars.

Engagement of Paradigm Capital

Pursuant to an engagement letter (the “Engagement Agreement”) dated September 4, 2019, Paradigm Capital was formally engaged as an independent financial advisor to the Company and its Board in connection with the Arrangement, and to prepare and deliver to the Board opinions in accordance with the applicable legal and regulatory requirements for the Arrangement including, without limitation, as contemplated under Section 192 of the CBCA. Paradigm Capital was asked by the Company to provide to the Board: (i) an opinion (the “CBCA Opinion”) as to whether the Noteholders and the CFA Lenders, respectively, would be in a better position, from a financial point of view, under the Arrangement, than if the

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Company were liquidated; and an opinion (the “Fairness Opinion” and, together with the CBCA Opinion, the “Opinions”) as to the fairness of the Arrangement, from a financial point of view, to the Company.

The Engagement Agreement provides for a fixed flat fee for providing the Opinions and Paradigm Capital is not entitled to any additional fees related to the completion of the Arrangement. An additional fixed fee is payable to Paradigm for updating the Opinions to the date hereof. In addition, Paradigm Capital is to be reimbursed for its reasonable out-of-pocket expenses, including fees paid to its legal counsel in respect of advice rendered to Paradigm Capital in carrying out its obligations under the Engagement Agreement, and is to be indemnified by the Company in respect of certain liabilities that might arise out of Paradigm Capital’s engagement.

Paradigm Capital acknowledges and consents that the Opinions (including as updated) and the descriptions of the services rendered by Paradigm Capital under the Engagement Agreement may be filed with the Court as part of an affidavit and with securities commissions or similar regulatory authorities and will be disclosed (or summarized in a form acceptable to Paradigm Capital, acting reasonably) in press releases, information circulars and publicly filed documents by the Company. Additionally, for greater certainty, Paradigm Capital consents to the complete text of the updated Opinions being included as part of the affidavit and material change report filed with any court, securities commission, stock exchange or other regulatory authority in connection with the Arrangement.

Paradigm Capital has not provided an opinion as to any matter not specifically addressed in the Opinions. In particular, Paradigm Capital has not provided: (i) an opinion as to the relative fairness of the Arrangement among or between the Noteholders or the CFA Lenders; (ii) an opinion as to the fairness of the Arrangement, from a financial point of view, to the Shareholders and/or the holders of any other securities of, or claims against, the Company (including, without limitation, holders of options, restricted share units, deferred share units, warrants, equity claims and similar instruments or claims); (iii) an opinion as to the manner in which the classes of securities holders were constructed; (iv) an opinion as to the fairness of the process underlying the Arrangement; (v) an opinion as to the fairness of the Arrangement, from a financial point of view, to the Noteholders and/or CFA Lenders; (vi) a formal valuation or appraisal of the Company or any of its securities or assets or the securities or assets of the Company’s associates or affiliates (nor have we been provided with any such valuation); (vii) an opinion concerning the future trading price of any of the securities of the Company; (viii) an opinion as to the ability of the Company after the implementation of the Arrangement to repay or refinance the principal amount of its indebtedness; (ix) a recommendation to any Noteholders or CFA Lenders as to whether or not the Existing Notes or CFA Loans should be held, or sold or to use the voting rights provided in respect of the Arrangement to vote for or against the Arrangement or to vote for or against certain steps necessary to implement the Arrangement; or (x) an opinion of the merits of entering into the Arrangement or any alternative business strategy; and the Opinions should not be construed as such. The Opinions are not intended to be and do not constitute a recommendation to the Board as to whether it should approve the Arrangement.

Credentials and Independence of Paradigm Capital

Paradigm Capital is an independent Canadian investment banking firm with a sales, trading, research and corporate finance focus, providing services for institutional investors and corporations. Paradigm Capital was founded in 1999 and is a member of the Toronto Stock Exchange, the TSX Venture Exchange and the Investment Industry Regulatory Organization of Canada (“IIROC”). Paradigm Capital has extensive advisory, valuation, merger & acquisition and corporate governance experience.

The Opinions expressed herein represent those of Paradigm Capital and the form and content hereof has been approved for release by a committee of directors and other professionals of Paradigm Capital, each of whom is experienced in mergers, acquisitions, business combinations, divestitures, valuation and fairness opinion matters.

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Except as described below, none of Paradigm Capital, its associates or affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company. Paradigm Capital is not an advisor to any person or company other than to the Company with respect to the Arrangement.

Paradigm Capital is currently engaged as an advisor for the Company on a strategic assignment unrelated to the Arrangement. Paradigm Capital, the Company and the Board agree that the aforementioned strategic advisory engagement does not affect Paradigm Capital’s independence or its ability to provide the Opinions.

Paradigm Capital acknowledges that John Warwick, a former investment banker at Paradigm Capital and a current special advisor to and shareholder of Paradigm Capital, is currently a member of the Board. Paradigm Capital, the Board, and the Company agree that this relationship does not affect Paradigm Capital’s independence or its ability to provide the Opinions.

Paradigm Capital may, in the ordinary course of its business, provide financial advisory or investment banking services to Sherritt from time to time. Additionally, in the ordinary course of its business, Paradigm Capital may actively trade common shares and other securities of Sherritt for its own account and for its client accounts, and, accordingly, may at any time hold a long or short position in such securities. As an investment dealer, Paradigm Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Sherritt or the Arrangement, when disclosed.

Scope of the Review

In connection with the Arrangement, Paradigm Capital has reviewed and relied upon and in some cases carried out, among other things, the following:

a)	Summary of principal terms and conditions re: CBCA plan amendments and form of Support Agreements entered into with certain holders of Existing Notes;

b)	Drafts of the amended CBCA plan of arrangement;

c)	Drafts of the New Second Lien Notes indenture;

d)	Drafts of the New Junior Notes indenture,

e)	The affidavit of Andrew Snowden with respect to the Arrangement sworn February 25, 2020;

f)	Sherritt’s annual information forms for the years ended December 31, 2019 and December 31, 2018;

g)	Sherritt’s audited annual consolidated financial statements and management’s discussion and analysis for the years ended December 31, 2019 and 2018;

h)	Sherritt’s quarterly consolidated financial statements and management’s discussion and analysis for the quarter ended March 31, 2020;

i)	Press releases and material change reports issued by Sherritt during the 12-month period ended June 24, 2020;

j)	Carry finance agreements dated March 26, 2008, and subsequent amended and restated agreements;

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k)	Indenture for the Existing Notes dated November 2, 2011, and subsequent supplemental indentures;

l)	Various independent and institutional equity research reports on Sherritt and other publicly traded peer companies;

m)	Credit rating reports on Sherritt;

n)	Liquidation analysis provided by management of Sherritt;

o)	Internal financial forecasts provided by management of Sherritt;

p)	Precedent transaction disclosure;

q)	Comparable company disclosure;

r)	Certain internal financial information and other non-public documents requested by Paradigm Capital and provided by management of Sherritt;

s)	The Circular and the June 11 Material Change Report;

t)	Discussions with the Company’s management team, Goodmans LLP, the Company’s legal counsel, and National Bank Financial, Inc.; and

u)	The certificate of representation (the “Certificate”) signed by the CEO and CFO of Sherritt dated June 29, 2020.

Paradigm Capital has not, to the best of its knowledge, been denied access by Sherritt to any information requested. Paradigm Capital did not meet with the auditors of Sherritt and has assumed the accuracy and fair presentation of the audited consolidated financial statements of Sherritt and the reports of the auditors thereon.

Assumptions and Limitations

Paradigm Capital has relied upon, without independent verification, all financial and other information that was obtained by us from public sources or that was provided to us by Sherritt and its affiliates, associates, advisors or otherwise. We have assumed that this information was complete and accurate as of the date thereof, and no necessary or material facts were omitted that may make the information misleading. In accordance with the terms of our engagement, but subject to the exercise of our professional judgment, we have not conducted any independent investigation to verify the completeness or accuracy of such information. The Opinions are conditional upon such completeness and accuracy.

Paradigm Capital has also assumed that (i) all the draft documents referred to under “Scope of Review” above are accurate versions, in all material respects, of the final form of such documents; and (ii) the draft documents referred to under “Scope of Review” describe all material terms of agreements that relate to the Arrangement that are to be drafted subsequently.

With respect to the financial forecasts and budgets provided to us and used in our analysis, we have assumed that they have been prepared using the best currently available estimates and reasonable judgments of management of Sherritt as to the matters covered thereby.

The Chief Executive Officer and the Chief Financial Officer of Sherritt have represented to us in the Certificate, among other things, that (i) the information provided to Paradigm Capital, directly or indirectly,

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orally or in writing, by the Company or any of its subsidiaries, Goodmans LLP, and National Bank Financial, Inc. for purposes of the Engagement Letter, including in relation to the preparation of the Opinions (the “Information”), was, at the date the information was provided to Paradigm Capital, fairly and reasonably presented and complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company and its subsidiaries, associates, or affiliates or their respective securities or omit to state a material fact in respect of the Company and its subsidiaries, associates or affiliates or their respective securities necessary to make the information not misleading in light of the circumstances under which the Information was made or provided; (ii) any analyses, business plans, forecasts, projections, estimates and budgets provided to Paradigm Capital, including without limitation management’s liquidation analysis of the Company’s assets (“Management’s Liquidation Analysis”) were prepared using the assumptions identified therein and were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and its subsidiaries, associates and affiliates as to the matters covered thereby and such analyses, business plans, forecasts, projections, estimates and budgets reasonably represent the views of management of the Company and its financial prospects and forecasted performance of the Company and its subsidiaries, associates and affiliates (and in the case of Management’s Liquidation Analysis, reasonably represent the views of management’s expected recoveries in a liquidation) and are consistent with historical operating experience and accounting policies and procedures applied by the Company; (iii) since the dates on which the Information was provided to Paradigm Capital, there have not been any material changes or new material facts, financial or otherwise, relating to the business or affairs of the Company or any of its subsidiaries, associates or affiliates or any change in any material fact or in any material element of any of the information or new material fact, which is of a nature as to render any portion of the information untrue or misleading in any material respect, except for changes that have been updated by more current Information provided in writing to Paradigm Capital; (iv) there are no independent appraisals or valuations or material non-independent appraisals or valuations available to the Company relating to the Company or any of its subsidiaries, associates or affiliates or any of their respective material assets or liabilities which have been prepared as of a date within the two years preceding the date hereof and which have not been provided in writing to Paradigm Capital; (v) since the dates on which the Information was provided to Paradigm Capital, no material transaction has been entered into by the Company or any of its subsidiaries, associates or affiliates; (vi) other than as disclosed in the Information, to the best of their knowledge, information and belief after reasonable inquiry, the Company does not have any material contingent liabilities and there are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting the Company or any of its subsidiaries, associates or affiliates at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board agency or instrumentality which may in any way materially adversely affect the Company and its subsidiaries, associates or affiliates taken as a whole; (vii) there are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the Arrangement, except as have been disclosed in writing to Paradigm Capital; and (viii) the contents of the disclosure documents prepared in connection with the Arrangement will be true and correct in all material respects and do not contain any misrepresentation (as such term is defined in the Securities Act (Ontario)) and such disclosure documents will comply with applicable laws in all material respects.

The Opinions are based on the securities markets, economic, financial and general business conditions prevailing as of the date of the Opinions and the conditions and prospects, financial and otherwise, of Sherritt as they were reflected in the information reviewed by us. In its analysis and in preparing the Opinions, Paradigm Capital has made a number of assumptions with respect to commodity prices, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Paradigm Capital, Sherritt and any other party involved in the Arrangement.

Paradigm Capital has also assumed that: (i) the final terms of the Arrangement will be fully complied with and will be substantially the same as those described by Sherritt’s senior officers to Paradigm Capital and those contained in the Draft Plan of Arrangement provided to Paradigm Capital; (iii) the Circular, as

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supplemented by the June 11 Material Change Report, contain true, full and plain disclosure of the Arrangement; and (iii) all material governmental, regulatory or other required consents and approvals necessary for the consummation of the Arrangement will be obtained without any material adverse effect on Sherritt.

The Opinions are given as of the date hereof and Paradigm Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting these Opinions which may come or be brought to Paradigm Capital’s attention after such date. The Opinions are limited to Paradigm Capital’s understanding of the Arrangement as of the date hereof and Paradigm Capital assumes no obligation to update this Opinion to take into account any changes regarding the Arrangement after such date. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting an Opinion after the date hereof, Paradigm Capital reserves the right to change, modify or withdraw the Opinion.

The Opinions (as updated) have been provided solely for the use of the Board and, other than as contemplated herein, may not be used or relied upon by any other person without the express written consent of Paradigm Capital. Except for the inclusion of the updated Opinions in their entirety and a summary thereof (in a form acceptable to us) in a material change report filed by the Company, the Company’s press releases in connection with the Arrangement, and the court materials filed by the Company in connection with the Arrangement, the updated Opinions are not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

Paradigm Capital is not a legal, tax, or accounting expert and expresses no opinion concerning any legal, tax, or accounting matters concerning the Arrangement or the sufficiency of the Opinion for the Board’s purposes.

Sherritt Overview

Sherritt (TSX:S) is principally focused on the production and sale of commodities, and power generation, with operations located primarily in Canada, Cuba, Bahamas, Madagascar, and Spain. Its core businesses include: the mining and refining of lateritic nickel and cobalt in Canada, Cuba, and Madagascar; the exploration and production of oil and gas in Cuba; and the operation of energy production facilities in Cuba. In addition, Sherritt has a wholly-owned fertilizer business and sulphuric acid, utilities, and fertilizer storage facilities in Fort Saskatchewan, Alberta. The Company also has a technology group that provides technical support to Sherritt’s operating divisions and evaluates and develops process technologies for natural resource-based industries. Sherritt was incorporated in 1995 and is headquartered in Toronto, Ontario. The Company’s head office is located at 22 Adelaide Street West, Suite 4220, Toronto, Ontario, M5H 4E3.

Fairness Methodology

The Opinions have been prepared based on techniques that Paradigm Capital considers appropriate in the circumstances, after considering all relevant facts and taking into account Paradigm Capital’s assumptions, in order to form its Opinions.

CBCA Opinion Terms of Reference

Innovation, Science and Economic Development Canada’s Policy Statement 15.1 – “Policy Concerning Arrangements Under Section 192 of the CBCA” dated January 4th, 2011 provides certain guidelines regarding opinions to be obtained from a financial advisor where a corporation seeks to implement a plan of arrangement pursuant to Section 192 of the CBCA. In that context, the Company has asked Paradigm Capital to provide the CBCA Opinion.

95 Wellington Street West, Suite 2101, Toronto, Ontario M5J 2N7 | Telephone (416) 361-9892

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CBCA Opinion Considerations

For the purposes of the CBCA Opinion, Paradigm Capital considered that the Noteholders would be in a better financial position under the Arrangement than if the Company were liquidated, if the estimated aggregate value of the consideration made available to the Noteholders pursuant to the Arrangement exceeds or equals the estimated value of the consideration the Noteholders would receive in a liquidation. Paradigm Capital also considered that the CFA Lenders would be in a better financial position under the Arrangement than if the Company were liquidated, if the estimated aggregate value of the consideration made available to CFA Lenders pursuant to the Arrangement exceeds or equals the estimated value of the consideration the CFA Lenders would receive in a liquidation.

In preparing the CBCA Opinion, Paradigm Capital reviewed and performed the following analyses:

•	Paradigm Capital reviewed and analyzed the Company’s management’s estimated ranges of recoveries for the various assets of Sherritt in a liquidation process;

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In considering fairness of the Arrangement to the Noteholders, as compared to a Company liquidation, Paradigm Capital compared the terms of the New Second Lien Notes to similar bonds issued by similar profile companies in order to gain comfort in their expected value, and Paradigm Capital also considered the incremental value provided to the Noteholders in their receipt of the New Junior Notes; and

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In considering fairness of the Arrangement to the CFA Lenders and the Noteholders, as compared to a Company liquidation, Paradigm Capital considered the value of the Company’s interests in the Ambatovy joint venture project in a liquidation process, and any claim on residual value at Sherritt.

In preparing the CBCA Opinion, Paradigm Capital has also considered, among other things, the following matters:

•	In a liquidation process, prospective buyers will be aware that the seller is compelled to sell its assets. This may have a negative impact on the value realized;

•	A liquidation process is likely to have a negative impact on the value of the Company’s business as customers, suppliers, creditors and employees react to protect or enhance their interests;

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A liquidation process would give rise to significant incremental costs, including senior secured debtor in possession financing, and additional legal and financial advisory costs to implement the liquidation process and address the associated legal proceedings. These costs would reduce the Company’s value or would be recovered out of sale proceeds that would otherwise be available to the Noteholders and CFA Lenders;

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The complex ownership and operating structures of the Company’s Cuban operations, and the fact that the Cuban Government is both customer and partner in many of the operations, are factors that would likely significantly reduce the field of prospective bidders and constrain the bidding of participants in a liquidation process;

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The potential to recover receivables from the Cuban Government would be significantly impaired in a liquidation compared to the potential recovery under the payment plan outlined in the current receivables agreement; and

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In a liquidation process it is difficult to predict what stipulations or approvals would be required by the Cuban government for such process and what their impact would be on the ability to generate sale proceeds for distribution to stakeholders.

95 Wellington Street West, Suite 2101, Toronto, Ontario M5J 2N7 | Telephone (416) 361-9892

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CBCA Opinion Conclusion

Based upon and subject to the foregoing, Paradigm Capital is of the opinion that, as of the date hereof, the Noteholders and the CFA Lenders, respectively, would be in a better position, from a financial point of view, under the Arrangement than if the Company was liquidated.

Fairness Opinion Considerations

In preparing the Fairness Opinion, Paradigm Capital considered that the Arrangement would be fair, from a financial point of view, to the Company, if the Arrangement:

•	provides the Company with an improved capital structure, by reducing the total amount of debt outstanding and the interest expense cost associated with that debt; and

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reduces the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and repay its debt as it comes due.

In arriving at the Fairness Opinion, Paradigm Capital considered, among other things, the following matters:

•	The Arrangement would result in a reduction of debt, substantially reducing the Company’s outstanding debt;

•	The Arrangement would substantially reduce the Company’s annual cash interest payments, assuming that the Company elects to pay interest on the New Junior Notes in kind;

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The Arrangement would not affect any of the Company’s contractual relationships with its trade vendors or any amounts owing to them; hence, would not result in any disruption to the Company’s ongoing operations;

•	The Arrangement would materially improve the Company’s ability to generate cash flow, ability to manage periods of weaker commodity prices, and financial flexibility;

•	The Company may forfeit its interests in the Ambatovy joint venture project to provide the consideration for the CFA Lenders under the Arrangement; and

•	The Company has the opportunity, at this time, to effect the Arrangement with the approval of the Noteholders and the CFA Lenders in accordance with applicable law.

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95 Wellington Street West, Suite 2101, Toronto, Ontario M5J 2N7 | Telephone (416) 361-9892

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Fairness Opinion Conclusion

Based upon and subject to the foregoing, Paradigm Capital is of the Opinion that, as of the date hereof, the Arrangement is fair, from a financial point of view, to the Company.

Sincerely,

(signed) Paradigm Capital Inc.

PARADIGM CAPITAL INC.

95 Wellington Street West, Suite 2101, Toronto, Ontario M5J 2N7 | Telephone (416) 361-9892

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